                                                                   EXHIBIT 10.19

                           ASSET PURCHASE AGREEMENT

                                 BY AND AMONG

                             NES ACQUISITION CORP.
                              (THE "PURCHASER"),

                       SPRINT INDUSTRIAL SERVICES, INC.
                                (THE "SELLER")

                                      AND

                        THE STOCKHOLDERS OF THE SELLER
                             (THE "STOCKHOLDERS")

                           Dated as of July 1, 1997

                               TABLE OF CONTENTS

                                                                             Page
ARTICLE 1

   DEFINITIONS.............................................................     1
   1.1   Definitions.......................................................     1
   1.2   Other Definitional Provisions.....................................     6
   1.3   Cross Reference of Other Definitions..............................     6

ARTICLE 2

   PURCHASE AND SALE; ASSUMPTION OF CERTAIN LIABILITIES; CLOSING...........     8
   2.1   Purchase and Sale of Sprintank Division Assets....................     8
   2.2   The Closing.......................................................    12
   2.3   Post Closing Purchase Price Adjustment............................    12
   2.4   Accounts Receivable Adjustment....................................    14
   2.5   Distribution of Holdbacks.........................................    16

ARTICLE 3

   TRANSITIONAL ARRANGEMENTS...............................................    16
   3.1  Seller's Use of Names..............................................    16

ARTICLE 4

   CONFIDENTIALITY.........................................................    17
   4.1  Confidentiality Obligations of the Seller..........................    17
   4.2  Confidentiality Obligations of the Purchaser.......................    17

ARTICLE 5

   REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.........................    18
   5.1  Organization of the Purchaser......................................    18
   5.2  Authorization; Binding Effect; No Breach...........................    18
   5.3  Brokerage..........................................................    19
   5.4  Disclosure.........................................................    19
   5.5  Accuracy on Closing Date...........................................    19

ARTICLE 6

   REPRESENTATIONS AND WARRANTIES OF THE SELLER AND STOCKHOLDERS...........    19
  6.1   Organization and Corporate Power...................................    19
  6.2   Capital Stock and Related Matters..................................    20
  6.3   Authorization; Binding Effect; No Breach...........................    20
  6.4   Subsidiaries; Investments..........................................    20
  6.5   Financial Statements and Related Matters...........................    21
  6.6   Absence of Undisclosed Liabilities.................................    21
  6.7   Acquired Assets....................................................    22
  6.8   Absence of Certain Developments....................................    22
  6.9   Tax Matters........................................................    24
  6.10  Contracts and Commitments..........................................    24
  6.11  Proprietary Rights.................................................    27
  6.12  Certain Litigation.................................................    28
  6.13  Brokerage..........................................................    28
  6.14  Insurance..........................................................    28
  6.15  Employees..........................................................    28
  6.16  ERISA..............................................................    29
  6.17  Real Estate........................................................    30
  6.18  Compliance with Laws...............................................    32
  6.19  Disclosure.........................................................    34
  6.20  Accuracy on Closing Date...........................................    34

ARTICLE 7

   ACCESS TO RECORDS.......................................................    34
   7.1  Access to Records..................................................    34

ARTICLE 8
    SURVIVAL AND INDEMNIFICATION..........................................................................   35
    8.1     Survival of Representations and Warranties....................................................   35
    8.2     Indemnification Obligations of the Seller and the Stockholders................................   35
    8.3     Indemnification Obligations of the Purchaser..................................................   36
    8.4     Indemnification Procedures....................................................................   36
    8.5     Limitations on Indemnification Obligations....................................................   37
    8.6     Payment.......................................................................................   37
    8.7     Exclusive Remedies............................................................................   38

ARTICLE 9
    CONDITIONS TO THE CLOSING.............................................................................   38
    9.1     Conditions of the Purchaser's Obligation......................................................   38
    9.2     Conditions of the Seller's Obligation.........................................................   40


ARTICLE 10

    OTHER COVENANTS.......................................................................................   42
    10.1    Interim Agreements of the Seller and the Stockholders.........................................   42
    10.2    Exclusivity...................................................................................   44
    10.3    Interim Agreements of the Purchaser...........................................................   45
    10.4    Additional Interim Agreements.................................................................   45
    10.5    Transaction Expenses..........................................................................   45
    10.6    Special Leasing Arrangements..................................................................   46
    10.7    Employment and Consulting Agreements..........................................................   46
    10.8    Prepayment of Certain Indebtedness............................................................   46
    10.9    Noncompetition and Nonsolicitation............................................................   47
    10.10   Further Assurances............................................................................   48
    10.11   Announcements.................................................................................   48
    10.12   Employees.....................................................................................   48
    10.13   Employee Benefit Plans........................................................................   49
    10.14   Payment of Account Payable and Accrued Expenses...............................................   49

ARTICLE 11

    OTHER AGREEMENTS......................................................................................   50
    11.1    Termination...................................................................................   50
    11.2    Remedies......................................................................................   50
    11.3    Consent to Amendments.........................................................................   51
    11.4    Successors and Assigns........................................................................   51
    11.5    Governing Law.................................................................................   51
    11.6    Notices.......................................................................................   51
    11.7    Severability of Provisions....................................................................   52
    11.8    Schedules and Exhibits........................................................................   53
    11.9    Counterparts..................................................................................   53
    11.10   No Third-Party Beneficiaries..................................................................   53
    11.11   Headings......................................................................................   53
    11.12   Merger and Integration........................................................................   53
    11.13   Allocation of Purchase Price..................................................................   53
    11.14   Bulk Sales Law................................................................................   53


EXHIBITS
Exhibit A-1    -     Form of Opinion of Seller's Counsel
Exhibit A-2    -     Form of Opinion of Purchaser's Counsel
Exhibit B-1    -     Form of Real Estate Lease for Corpus Christi Facility
Exhibit B-2    -     Form of Real Estate Lease for Baton Rouge Facility
Exhibit B-3    -     Form of Real Estate Lease for 1041 Conrad Sauer, Houston, Texas
Exhibit C-1    -     Form of Employment Agreement with Jim O'Neil
Exhibit C-2    -     Form of Employment Agreement with Sammy Sorsby
Exhibit C-3    -     Form of Employment Agreement with J. D. Cox
Exhibit D      -     Form of Consulting Agreement with Joseph B. Swinbank
Exhibit E      -     Form of Noncompetition Agreement

PURCHASER'S DISCLOSURE SCHEDULES
Purchaser's Organization Schedule

SELLER'S DISCLOSURE SCHEDULES
Affiliated Transactions Schedule
Assets Schedule
Brokerage Schedule
Capitalization Schedule
Compliance Schedule
Consents Schedule
Developments Schedule
Employee Benefits Schedule
Employees Schedule
Environmental Matters Schedule
Excluded Assets Schedule
Insurance Schedule
Liabilities Schedule
Litigation Schedule
Organization Schedule
Permits Schedule
Permitted Liens Schedule
Proprietary Rights Schedule
Real Estate Schedule
Sprintank Contracts Schedule
Taxes Schedule

                           ASSET PURCHASE AGREEMENT

  THIS ASSET PURCHASE AGREEMENT is made as of July 1, 1997, by and among NES ACQUISITION CORP., a Delaware corporation (the "Purchaser"), SPRINT INDUSTRIAL SERVICES, INC., a Texas corporation (the "Seller") and JOSEPH B. SWINBANK and DONALD L. POARCH, the sole stockholders of the Seller (the "Stockholders"). The Purchaser, the Seller and the Stockholders are collectively referred to herein as the "Parties."

  WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the Purchaser desires to acquire from the Seller, and the Seller desires to sell to the Purchaser, substantially all of the Seller's assets which relate to the Seller's SPRINTANK division (the "Sprintank Division") (subject to certain of the Sprintank Division's liabilities as specifically provided herein), which assets include, among other things, substantially all of the Seller's assets which relate to the Seller's tank and mobile storage business.

  NOW, THEREFORE, the Parties agree as follows:

                                   ARTICLE 1

                                  DEFINITIONS

  1.1 DEFINITIONS. For purposes hereof, the following terms, when used herein with initial capital letters, shall have the respective meanings set forth herein:

  "Affiliate" of any Person means any other Person controlling, controlled by or under common control with such first Person.

  "Agreement" means this Asset Purchase Agreement, including all Exhibits and Schedules hereto, as it may be amended from time to time in accordance with its terms.

  "Books and Records" means all lists, records and other information pertaining to accounts, personnel and referral sources of the Seller, all lists and records pertaining to suppliers and customers of the Seller, and all other books, ledgers, files and business records of every kind relating or pertaining to the Sprintank Division, in each case whether evidenced in writing, electronically (including by computer) or otherwise.

  "Code" means the United States Internal Revenue Code of 1986, as amended.

  "Environmental Affiliates" of any Person means, with respect to any particular matter, all other Persons whose liabilities or obligations with respect to that particular matter have been assumed by, or are otherwise deemed by law to be those of, such first Person.

  "Environmental and Safety Requirements" means all federal, state, local and foreign statutes, regulations, ordinances and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety and pollution or protection of the environment, including all such standards of conduct relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or by-products, asbestos, polychlorinated biphenyls (or PCBs), noise or radiation.

  "Environmental Lien" means any Lien, whether recorded or unrecorded, in favor of any Government Entity relating to any liability of the Seller or any Environmental Affiliate of the Seller arising under any Environmental and Safety Requirement.

  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

  "GAAP" means, at a given time, United States generally accepted accounting principles, consistently applied.

  "Government Entity" means the United States of America or any other nation, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government.

  "Indebtedness" of any Person means, without duplication: (a) indebtedness for borrowed money or for the deferred purchase price of property or services in respect of which such Person is liable, contingently or otherwise, as obligor or otherwise and any commitment by which such Person assures a creditor against loss, including contingent reimbursement obligations with respect to letters of credit (other than trade payables and other current liabilities incurred in the ordinary course of business); (b) indebtedness guaranteed in any manner by such Person, including a guarantee in the form of an agreement to repurchase or reimburse; (c) obligations under capitalized leases in respect of which such Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person assures a creditor against loss; and (d) any unsatisfied obligation of such Person for "withdrawal liability" to a "multiemployer plan," as such terms are defined under ERISA.

  "Investment" means, with respect to any Person, any direct or indirect purchase or other acquisition by such Person of any notes, obligations, instruments, stock, securities or other ownership or beneficial interest (including partnership interests and joint venture interests) of any other Person, and any capital contribution by such Person to any other Person.

  "Knowledge" means, with respect to a Person, (a) the actual knowledge of a director or senior executive officer of such Person and (b) the knowledge which any such director or senior executive officer of such Person would have obtained after making reasonable inquiry with respect to the particular matter in question.

  "Legal Requirement" means any requirement arising under any action, law, treaty, rule or regulation, determination or direction of an arbitrator or Government Entity, including any Environmental and Safety Requirement.

  "Lien" means any mortgage, pledge, security interest, encumbrance, easement, restriction, charge, or other lien.

  "Loss" means, with respect to any Person, any diminution in value, consequential or other damage, liability, demand, claim, action, cause of action, cost, damage, deficiency, Tax, penalty, fine or other loss or expense, whether or not arising out of a third party claim, including all interest, penalties, reasonable attorneys' fees and expenses and all amounts paid or incurred in connection with any action, demand, proceeding, investigation or claim by any third party (including any Government Entity) against or affecting such Person or which, if determined adversely to such Person, would give rise to, evidence the existence of, or relate to, any other Loss and the investigation, defense or settlement of any of the foregoing, together with interest thereon from the later of (i) the date such Loss is actually paid (it being understood and agreed that for purposes of this clause (i), any claim not involving the actual expenditure of funds cannot be "paid"), and (ii) thirty
(30) days after the date on which such Person provides the written notice of the related claim as described in Section 8.4 through and including the date on which the total amount of the claim, including such interest, is recovered or recouped pursuant to Article 8.

  "Officer's Certificate" of any Person means a certificate signed by such Person's president or chief financial officer (or an individual having comparable responsibilities with respect to such Person) stating that (a) the individual signing such certificate has made or has caused to be made such investigations as are necessary and reasonable under the circumstances in order to permit such individual to verify the accuracy of the information set forth in such certificate and (b) such certificate does not misstate any material fact and does not omit to state any fact necessary to make the facts stated therein not misleading.

  "Person" means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization, a governmental entity or any department, agency or political subdivision thereof and any other entity.

  "Permitted Liens" means (a) the leases of Sprintank Division equipment by the Seller to customers of the Sprintank Division in the ordinary course of the Sprintank Division's business and (b) the Liens listed on the attached Permitted Liens Schedule, which will not be released at or prior to Closing.

  "Proprietary Rights" means, with respect to the Seller, all of the following owned by, issued to or licensed to the Seller and which relate to the Sprintank
Division: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (b) the names "Sprintank" and "Sprint Mobile Storage" and all trademarks, service marks, trade dress, logos, trade names, associated with such names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (c) all copyrightable works (including, without limitation, all software developed by the Seller for use in the Business), all copyrights, and all applications, registrations, and renewals in connection therewith; (d) all mask works and all applications, registrations, and renewals in connection therewith; (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (f) all computer software (including data and related documentation); (g) all other proprietary rights; and (h) all copies and tangible embodiments thereof (in whatever form or medium); provided, however, that Proprietary Rights shall not include the name "Sprint" except when used as part of "Sprintank" or "Sprint Mobile Storage" or any names confusingly similar to "Sprintank" or "Sprint Mobile Storage" when such confusingly similar names are used in connection with businesses the same as or substantially similar to the Sprintank Business.

  "Sprintank Business" means the business of the Sprintank Division as now conducted.

  "Sprintank Fixed Asset Amount" means (a) the book value of the Sprintank Division's fixed assets determined in accordance with GAAP, applied on a basis consistent with the Latest Balance Sheet (to the extent the Latest Balance Sheet was prepared in accordance with GAAP), minus (b) the book value, determined in accordance with GAAP, applied on a basis consistent with the Latest Balance Sheet (to the extent the Latest Balance Sheet was prepared in accordance with GAAP), of the Seller's (i) land and buildings in Corpus Christi, Texas, (ii) land in Baton Rouge, Louisiana, (iii) furniture, fixtures, shop equipment and office equipment located at 1041 Conrad Sauer, Houston, Texas, and (iv) assets listed on the attached Excluded Assets Schedule; provided that in any event, for purposes of this definition, no depreciation deductions will be taken against any of the Sprintank Division's fixed assets for any period after December 31, 1996.

  "Sprintank Inventory Amount" means the cost basis of the Sprintank Division's parts and supply inventory.

  "Sprintank Prepaid Expenses Amount" means the book value of the Sprintank Division's prepaid expenses, determined in accordance with GAAP, applied on a basis consistent with the Latest Balance Sheet (to the extent the Latest Balance Sheet was prepared in accordance with GAAP); provided that in any event, Sprintank Prepaid Expenses Amount shall only include those prepaid expenses the benefits of which are useable by the Purchaser following the Closing.

  "Subsidiary" means, with respect to any Person, any corporation a majority of the total voting power of shares of stock of which is entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or any partnership, association or other business entity a majority of the partnership or other similar ownership interest of which is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director or general partner of such partnership, association or other business entity.

  "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes imposed pursuant to Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, or other tax, fee, assessment or charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

  "Transaction Documents" means this Agreement, and all other agreements, instruments, certificates and other documents to be entered into or delivered by any Party in connection with the transactions contemplated to be consummated pursuant to any of the foregoing.

  "Treasury Regulations" means the United States Treasury Regulations promulgated pursuant to the Code.

  1.2 OTHER DEFINITIONAL PROVISIONS.

  (a) Accounting Terms. Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of accounting term that is defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.

  (b) "Hereof," etc. The terms "hereof," "herein" and "hereunder" and terms of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement. Section, clause, Schedule and Exhibit references contained in this Agreement are references to Sections, clauses, Schedules and Exhibits in or to this Agreement, unless otherwise specified.

  (c) Successor Laws. Any reference to any particular Code section or any other law or regulation will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.

  1.3 CROSS REFERENCE OF OTHER DEFINITIONS. Each capitalized term listed below is defined in the corresponding Section of this Agreement:

Term                                                      Section
----                                                      -------
Actual Sprintank Fixed Asset Amount...................... 2.3    (a)
Actual Sprintank Inventory Amount........................ 2.3    (a)
Actual Sprintank Prepaid Expenses Amount................. 2.3    (a)
Assumption............................................... 2.2    (c)
Closing.................................................. 2.2
Closing Accounts Receivable.............................. 2.4    (a)
Closing Accounts Receivable Amount....................... 2.4    (a)
Closing Date............................................. 2.2
Closing Review........................................... 2.3    (a)
Confidential Information................................. 4.1    (a)
Consents................................................. 9.1    (e)
Continuing Employees..................................... 10.12  (b)
Contracts................................................ 6.10   (b)
Controlled Group......................................... 6.16   (h)
Division Employees....................................... 10.12  (a)
Draft Computation........................................ 2.3    (a)
Employee Pension Plans................................... 6.16   (b)
Employee Welfare Plans................................... 6.16   (a)
Excess Collections....................................... 2.4    (b)
Financial Statements..................................... 6.5    (a)
Firm..................................................... 2.3    (a)
Holdback................................................. 2.1    (e)
Indemnification Claim Notice............................. 8.4    (a)
Indemnified Party........................................ 8.4    (a)
Indemnifying Party....................................... 8.4    (a)
Latest Balance Sheet..................................... 6.5    (a)
Leased Real Property..................................... 6.17   (b)
Leases................................................... 6.17   (b)
Multiemployer Plan....................................... 6.16   (c)
Noncompetition Period.................................... 10.9   (a)
Objection Notice......................................... 2.3    (a)
Other Plans.............................................. 6.16   (a)
Owned Real Property...................................... 6.17   (a)
Owned Real Property Leases............................... 10.6   (b)
Parties.................................................. Preface
PBGC..................................................... 6.16   (h)
Pending Claim............................................ 2.5
Plans.................................................... 6.16
Proceeding............................................... 8.4    (a)
Purchaser................................................ Preface
Purchaser Indemnitees.................................... 8.2
Remaining Holdback....................................... 2.5
Sale..................................................... 2.2    (a)
Seller................................................... Preface
Seller Confidential Information.......................... 4.2    (a)
Seller Employees......................................... 6.16   (a)
Seller Indemnitees....................................... 8.3
Sprintank Acquired Assets................................ 2.1    (a)
Sprintank Assumed Liabilities............................ 2.1    (c)
Sprintank Cash Purchase Price............................ 2.1    (e)
Sprintank Division....................................... Preface
Sprintank Excluded Assets................................ 2.1    (b)
Sprintank Excluded Liabilities........................... 2.1    (d)
Sprintank Purchase Price................................. 2.1    (e)
Stockholders............................................. Preface
Transition Period........................................ 10.13
Uncollected Receivables Amount........................... 2.4    (b)

                                   ARTICLE 2



  PURCHASE AND SALE; ASSUMPTION OF CERTAIN LIABILITIES; CLOSING

  2.1 PURCHASE AND SALE OF SPRINTANK DIVISION ASSETS.

  (a) Sprintank Acquired Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing the Seller shall sell, assign, transfer and deliver to the Purchaser free and clear of all Liens, and the Purchaser shall purchase, all properties, assets, rights and interests of every kind and nature, whether tangible or intangible, and wherever located and by whomever possessed, owned by the Seller as of the Closing Date and relating to the Sprintank Division, except as set forth in Section 2.1(b) below (collectively, the "Sprintank Acquired Assets"), including, without limitation:

      (i) all accounts receivables relating to the Sprintank Division (whether current or noncurrent);

      (ii) all Proprietary Rights, along with all income, royalties, damages and payments due or payable as of the Closing or thereafter, including, without limitation, damages and payments for past, present or future infringements or misappropriations thereof, the right to sue and recover for past infringements or misappropriations thereof and any and all corresponding rights that, now or hereafter, may be secured throughout the world;

      (iii) all of the Seller's rights existing under leases, contracts, licenses, permits, distribution arrangements, sales and purchase agreements, accounts receivable, other agreements and business arrangements, including, without limitation, all contracts and agreements described on the Sprintank Contracts Schedule attached hereto;

      (iv) all leasehold interests in real estate, all leasehold improvements and fixtures located thereon and all machinery, equipment (including all transportation and office equipment), tools, dyes and furniture wherever located, including, without limitation, all such items which are located in any building, warehouse, office or other space leased, owned or occupied by the Seller or used in connection with the Sprintank Division;

      (v) all rental equipment of any kind, wherever located, rented by the Seller to any Person as part of the Sprintank Business;

      (vi) all inventories of work in process, semi-finished and finished goods, stores, replacement and spare parts, packaging materials, operating supplies, and fuels, wherever located;

      (vii) all office supplies, production supplies, spare parts, other miscellaneous supplies, and other tangible personal property of any kind related to the Sprintank Division wherever located, including, without limitation, all property of any kind located in any building, office or other space leased, owned or occupied by the Seller or in any warehouse where any of the Seller's properties and assets may be situated, other than furniture, fixtures, and shop and office equipment located at 1041 Conrad Sauer, Houston, Texas, and such other items as may be a Sprintank Excluded Asset;

      (viii) all prepayments and prepaid expenses related to the Sprintank Division which are included in the Sprintank Prepaid Expenses Amount;

      (ix) all of the Seller's claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind relating to the Sprintank Division;

      (x) the right to receive and retain mail, accounts receivable payments and other communications relating to the Sprintank Business;

      (xi) the right to bill and receive payment for equipment leased, products shipped or delivered and services performed but unbilled or unpaid as of the Closing;

      (xii) all lists, records and other information pertaining to accounts, personnel and referral sources, all lists and records pertaining to suppliers and customers, and all books, ledgers, files and business records of every kind, whether evidenced in writing, electronically (including, without limitation, by computer) or otherwise;

      (xiii) all advertising, marketing and promotional materials and all other printed or written materials;

      (xiv) all permits, licenses, certifications and approvals relating to the Sprintank Business from all permitting, licensing, accrediting and certifying agencies, and the rights to all data and records relating to the Sprintank Business held by such permitting, licensing and certifying agencies;

      (xv) all goodwill as a going concern and all other intangible properties;

      (xvi)   all telephone numbers (e.g. "800" numbers) used by the Seller;

      (xvii) the names "Sprintank" and "Sprint Mobile Storage" and any names confusingly similar to "Sprintank" or "Sprint Mobile Storage" when such confusingly similar names are used in connection with businesses the same as or substantially similar to the Sprintank Business;

      (xviii) all internet addresses, domain names and web sites, if any;

      (xix) all cash received by the Seller as security deposits and as payments for services or equipment to be provided after the Closing, if any, in each case to the extent relating to the Sprintank Business; and

      (xx) except as specified in Section 2.1(b) below, all other property owned by the Seller, or in which it has an interest on the Closing Date, relating to the Sprintank Division including, without limitation, all fixed assets relating to the Sprintank Division included on the Latest Balance Sheet and any and all subsequent improvements or additions thereon through the Closing Date.

  (b) Sprintank Excluded Assets. Notwithstanding Section 2.1(a) above, the following assets relating to the Sprintank Division are expressly excluded from the purchase and sale contemplated hereby and, as such, are not Sprintank Acquired Assets (collectively, the "Sprintank Excluded Assets"):

      (i) all cash (other than cash received by the Seller as security deposits or as payments for services or equipment to be provided after the Closing, if any, in each case to the extent relating to the Sprintank Business), cash equivalents, bank accounts, investments, securities and partnership interests, and all monies to be received by the Seller from the Purchaser;

      (ii)    all rights of the Seller under this Agreement;

      (iii)   all qualifications to do business as a foreign corporation;

      (iv) all arrangements with registered agents relating to foreign qualifications;

      (v)     all taxpayer and other identification numbers;

      (vi) all seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of the Seller as a corporation;

      (vii) the real property owned by the Seller in Corpus Christi, Texas and Baton Rouge, Louisiana, and all plants, buildings, fixtures and other improvements located on such property, and all easements, licenses, rights of way, permits and all appurtenances to such property, including, without limitation, all appurtenant rights in and to public streets, whether or not vacated;

      (viii) the real property leased by Seller at 1041 Conrad Sauer, Houston, Texas;

      (ix) all furniture, fixtures, shop equipment and office equipment located at 1041 Conrad Sauer, Houston, Texas;

      (x) the name "Sprint" when used in tradenames or trademarks other than "Sprintank," "Sprint Mobile Storage" or any names confusingly similar to "Sprintank" or "Sprint Mobile Storage" when such confusingly similar names are used in connection with businesses the same as or substantially similar to the Sprintank Business;

      (xi) all claims, causes of action, choses in action, rights of recovery and rights of set-off to the extent any of the foregoing constitute defenses, counterclaims or cross claims against any third parties with respect to Sprintank Excluded Liabilities; and

      (xii)  the assets listed on the attached Excluded Assets Schedule.

  (c) Sprintank Assumed Liabilities. Subject to Section 2.1(d) below, as additional consideration for the Sprintank Acquired Assets, at the Closing the Purchaser will assume all liabilities and obligations of the Seller pursuant to executory contracts, orders and commitments covering the purchase of inventory and/or supplies, the sale of merchandise or services or the lease of equipment which are described on the attached Sprintank Contracts Schedule (including, without limitation, the leases of Sprintank Division equipment by the Seller to customers of the Sprintank Division in the ordinary course of the Sprintank Division's business) (the "Sprintank Assumed Liabilities").

  (d) Sprintank Excluded Liabilities. Except as set forth in Section 2.1(c) above, the Purchaser shall not assume or become liable for, and shall not be deemed to have assumed or have become liable for, any of the Seller's liabilities or obligations not expressly assumed by the Purchaser pursuant to
Section 2.1(c) above, whether accrued, absolute or contingent, whether known or unknown, whether disclosed or undisclosed, whether due or to become due and whether related to the Sprintank Acquired Assets or otherwise, and regardless of when asserted, including, without limitation, all Indebtedness, Taxes, accounts payable, accrued expenses and loss contingencies (the "Sprintank Excluded Liabilities"). The Seller hereby acknowledges that it is retaining the Sprintank Excluded Liabilities and the Seller and the Stockholders jointly and severally agree to promptly pay and discharge all such liabilities and obligations when due.

  (e) Purchase Price for Sprintank Acquired Assets. The purchase price for the Sprintank Acquired Assets (the "Sprintank Purchase Price") will consist of the assumption by the Purchaser of the Sprintank Assumed Liabilities and the payment of an aggregate of $25,256,431, which shall be paid at the Closing as follows:
(i) the Purchaser shall deliver $24,756,431 in cash (the "Sprintank Cash Purchase Price") and (ii) the Purchaser shall maintain $500,000 in a book entry account of the Purchaser (the " Holdback"). The Holdback shall be available to satisfy any amounts owing to the Purchaser pursuant to Section 2.3 (Post Closing Purchase Price Adjustment), Section 2.4 (Accounts Receivable) and/or Section 8.2 (Indemnification).

  2.2 THE CLOSING. The closing of the purchase and sale of the Sprintank Acquired Asset, the assumption of the Sprintank Assumed Liabilities, and the transactions relating thereto (the "Closing") will take place at the offices of Kirkland & Ellis, 200 East Randolph Drive, Chicago, Illinois, at such other place as is mutually agreeable to the Parties or at such place as is required by the Purchaser's senior lenders, commencing at 10:00 a.m. local time on the date hereof. The date and time of the Closing are herein referred to as the "Closing Date." At the Closing, subject to the satisfaction or waiver of each of the conditions specified in Sections 9.1 and 9.2 below:

  (a) the Seller will convey to the Purchaser good and marketable title to all of the Sprintank Acquired Assets free and clear of all Liens (other than Permitted Liens), and deliver to the Purchaser bills of sale, assignments of leases and contracts and all other instruments of conveyance which are necessary or desirable to effect transfer of the Sprintank Acquired Assets (the "Sale");

  (b) the Purchaser will deliver to the Seller such instruments of assumption as are required in order for the Purchaser to assume the Sprintank Assumed Liabilities (the "Assumption");

  (c) the Purchaser will deliver to the Seller (or, at the Seller's direction, to lenders or other third parties) the Sprintank Cash Purchase Price by wire transfer of immediately available funds; and

  (d) there shall be delivered to the Purchaser and the Seller the opinions, certificates and other documents and instruments provided to be delivered under
Article 9 hereof.

  2.3 POST CLOSING PURCHASE PRICE ADJUSTMENT.

  (a) Post-Closing Determination. Within 60 days after the Closing Date, the Purchaser and its auditors will conduct a review (the "Closing Review") of (i) the Sprintank Inventory Amount, (ii) the Sprintank Prepaid Expenses Amount and
(iii) the Sprintank Fixed Asset Amount, each as of the close of business on the day before the Closing Date, and will prepare and deliver to the Seller a computation of such amounts as of the close of business on the day before the Closing Date (the "Draft Computation"). The Purchaser and its auditors will give the Seller and its auditors an opportunity to observe the Closing Review and will make available to such Persons all records and work papers used in preparing the Draft Computation. If the Seller disagrees with the computation of the Sprintank Inventory Amount, Sprintank Prepaid Expenses Amount and Sprintank Fixed Asset Amount reflected on the Draft Computation, the Seller may, within thirty (30) days after receipt of the Draft Computation, deliver a notice (an "Objection Notice") to the Purchaser setting forth the Seller's calculation of the amounts of the Sprintank Inventory Amount, Sprintank Prepaid Expenses Amount and Sprintank Fixed Asset Amount as of the close of business on the day before the Closing Date. The Purchaser and the Seller will use reasonable efforts to resolve any disagreements as to the computation of the Sprintank Inventory Amount, Sprintank Prepaid Expenses Amount and Sprintank Fixed Asset Amount, but if they do not obtain a final resolution within 30 days after the Purchaser has received the Objection Notice, the Purchaser and the Seller will jointly retain an independent accounting firm of recognized national standing (the "Firm") to resolve any remaining disagreements. If the Purchaser and the Seller are unable to agree on the choice of the Firm, the Firm will be a "big-six" accounting firm selected by lot (after excluding one firm designated by each of the Purchaser and the Seller). The Purchaser and the Seller will direct the Firm to render a determination within fifteen (15) days of its retention and the Purchaser, the Seller and their respective agents will cooperate with the Firm during its engagement. The Firm will consider only those items and amounts in the Draft Computation set forth in the Objection Notice which the Purchaser and the Seller are unable to resolve. The Firm's determination will be based on the definitions of Sprintank Inventory Amount, Sprintank Prepaid Expenses Amount and Sprintank Fixed Asset Amount included herein. The determination of the Firm will be conclusive and binding upon the Purchaser and the Seller. The parties shall bear the costs and expenses of the Firm based on the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party. The amount of the Sprintank Inventory Amount, as finally determined pursuant to this Section 2.3(a), is referred to herein as the "Actual Sprintank Inventory Amount." The amount of the Sprintank Prepaid Expenses Amount, as finally determined pursuant to this Section 2.3(a), is referred to herein as the "Actual Sprintank Prepaid Expenses Amount." The amount of the Sprintank Fixed Asset Amount, as finally determined pursuant to this Section 2.3(a), is referred to herein as the "Actual Sprintank Fixed Asset Amount."

  (b) Post-Closing Adjustment.

      (i) If the Actual Sprintank Fixed Asset Amount is greater than $12,430,217, the Purchaser shall pay to the Seller, within two (2) business days after determination thereof, the amount of such excess; provided that if the Actual Sprintank Fixed Asset Amount is less than $12,430,217, the Purchaser shall be entitled to receive from the Holdback, within two (2) business days after the determination thereof, the amount of such shortfall (provided, however, that if the Holdback is less than the amount of such shortfall, the Seller shall pay to the Purchaser, within two (2) business days after the determination of the Actual Sprintank Fixed Asset Amount, the amount by which the Holdback is less than the amount of such shortfall) by wire transfer or delivery of other immediately available funds. Such payment shall be deemed to be an adjustment to the Sprintank Purchase Price.

      (ii) If the Actual Sprintank Prepaid Expenses Amount is greater than $64,441, the Purchaser shall pay to the Seller, within two (2) business days after determination thereof, the amount of such excess; provided that if the Actual Sprintank Prepaid Expenses Amount is less than $64,441, the Purchaser shall be entitled to receive from the Holdback, within two (2) business days after the determination thereof, the amount of such shortfall (provided, however, that if the Holdback is less than the amount of such shortfall, the Seller shall pay to the Purchaser, within two (2) business days after the determination of the Actual Sprintank Prepaid Expenses Amount, the amount by which the Holdback is less than the amount of such shortfall) by wire transfer or delivery of other immediately available funds. Such payment shall be deemed to be an adjustment to the Sprintank Purchase Price.

      (iii) If the Actual Sprintank Inventory Amount is less than $200,000, the Purchaser shall be entitled to receive from the Holdback, within two (2) business days after the determination thereof, the amount of such shortfall (provided, however, that if the Holdback is less than the amount of such shortfall, the Seller shall pay to the Purchaser, within two (2) business days after the determination of the Actual Sprintank Inventory Amount, the amount by which the Holdback is less than the amount of such shortfall) by wire transfer or delivery of other immediately available funds. Such payment shall be deemed to be an adjustment to the Sprintank Purchase Price.

  2.4 ACCOUNTS RECEIVABLE ADJUSTMENT.

  (a) Within ten (10) days after the Closing, the Seller and the Purchaser shall jointly prepare a list of (i) the accounts receivable of the Seller relating to the Sprintank Business in existence as of the Closing and (ii) all other amounts owing to the Seller with respect to the Sprintank Business for services previously rendered by the Seller which would have constituted accounts receivable of the Seller if the Seller had billed such amounts prior to the Closing (collectively, the "Closing Accounts Receivable"). The amount of such listed Closing Accounts Receivable is referred to herein as the "Closing Accounts Receivable Amount." If the Closing Accounts Receivable Amount is greater than $2,225,773, the Sprintank Purchase Price shall be increased by the amount of such excess and the Purchaser shall pay such excess to the Seller on or before the fifteenth (15th) day following the Closing. If the Closing Accounts Receivable Amount is less than $2,225,773, the Sprintank Purchase Price shall be decreased by the amount of such shortfall and the Seller shall pay such shortfall to the Purchaser on or before the fifteenth (15th) day following the Closing. Such payment shall be made by wire transfer or delivery of other immediately available funds and shall be deemed to be an adjustment to the Sprintank Purchase Price.

  (b) If collections by the Purchaser with respect to the Closing Accounts Receivable during the 90-day period between the Closing Date and the 90th day following the Closing Date are less than the Closing Accounts Receivable Amount (such deficit is the "Uncollected Receivables Amount"), the Purchaser shall be entitled to receive from the Holdback, within two (2) business days after the determination thereof, an amount equal to the Uncollected Receivables Amount; provided, however, that if the Holdback is less than the Uncollected Receivables Amount, the Seller shall pay to the Purchaser, within two (2) business days after the determination of the Uncollected Receivables Amount, the amount by which the Holdback is less than the Uncollected Receivables Amount by wire transfer or delivery of other immediately available funds; provided that if collections by the Purchaser with respect to the Closing Accounts Receivable during the 90-day period between the Closing Date and the 90th day following the Closing Date are greater than the Closing Accounts Receivable Amount (such excess is the "Excess Collections"), the Purchaser shall pay to the Seller, within two (2) business days after the determination of the Excess Collections, an amount equal to the Excess Collections by wire transfer or delivery of other immediately available funds. Such payment shall be deemed to be an adjustment to the Sprintank Purchase Price.

  (c) The Purchaser agrees to use commercially reasonable efforts to collect all of the Closing Accounts Receivable. The Purchaser shall furnish the Seller with all such records and other information as the Seller may reasonably require to verify the amounts collected by the Purchaser with respect to the Closing Accounts Receivable. For the purpose of determining amounts collected by the Purchaser with respect to the Closing Accounts Receivable, (i) in the absence of a bona fide dispute between an account debtor and the Purchaser regarding receivables of such account debtor accrued prior to the Closing Date, all payments by an account debtor shall first be applied to the oldest outstanding invoice due from that account debtor, and (ii) in the case of a dispute between the Purchaser and an account debtor with respect to a particular invoice, all payments shall be first applied to the next oldest invoice due from that account debtor. The Purchaser shall not be required to retain a collection agency, bring any suit, or take any other action out of the ordinary course of business as it was conducted prior to the Closing to collect any of the Closing Accounts Receivable.

  (d) To the extent that the Purchaser has not collected the full amount of the Closing Accounts Receivable and has been paid by the Sellers in accordance with
Section 2.4(b), the Purchaser shall reassign any such uncollected Closing Accounts Receivable to the Seller.

  (e) In the event that after the Closing Date, the Seller shall receive any remittance from or on behalf of any account debtor with respect to any accounts receivable relating to the Sprintank Business (excluding any Closing Accounts Receivable reassigned to the Seller or any Closing Accounts Receivable that have already been paid in full), the Seller shall endorse without recourse such remittance to the order of the Purchaser and forward same to the Purchaser promptly upon receipt thereof.

  (f) In the event that the Purchaser shall receive any remittance from or on behalf of any account debtor with respect to any Closing Account Receivable after such Closing Account Receivable has been reassigned to the Seller or with respect to any Closing Accounts Receivable that have already been paid in full, the Purchaser shall endorse such remittance to the order of the Seller and forward the same to the Seller promptly upon receipt thereof.

  2.5 DISTRIBUTION OF HOLDBACKS. On the 90th day after the Closing Date, the Purchaser shall pay to the Seller an amount equal to the amount of the Holdback, if any, remaining after (i) all amounts owing to the Purchaser pursuant to
Section 2.3 have been satisfied, (ii) all amounts owing to the Purchaser pursuant to Section 2.4 have been satisfied, and (iii) all claims of the Purchaser under Section 8.2 which have theretofore been finally resolved have been satisfied (the "Remaining Holdback") less any amount for which the Purchaser claims, prior to such 90th day, that it is entitled to receive indemnification pursuant to Section 8.2 (each, a "Pending Claim"). As soon as practicable following final resolution of all Pending Claims, the Purchaser shall pay to the Sellers an aggregate amount equal to the portion, if any, of the Holdback which remain after payment of the Remaining Holdback and final resolution of all Pending Claims.

                                   ARTICLE 3

                           TRANSITIONAL ARRANGEMENTS

  3.1 SELLER'S USE OF NAMES. As of the Closing Date, the Seller will, and will cause its Affiliates to, refrain from using the names "Sprintank" and "Sprint Mobile Storage" (and any names which are confusingly similar to such names), it being the intent of the Parties that from and after the Closing the Purchaser will have the sole right as against the Seller and all other Persons to conduct business under such names and that the Purchaser will commence doing so at the time of the Closing.

                                   ARTICLE 4

                                CONFIDENTIALITY

  4.1 CONFIDENTIALITY OBLIGATIONS OF THE SELLER.

  (a) Confidential Treatment. The Seller and the Stockholders will (and will cause each of their Affiliates to) treat and hold as confidential all of the Confidential Information (as such term is hereinafter defined), refrain from using any Confidential Information, and, at the Purchaser's request, deliver to the Purchaser or destroy all tangible embodiments (and all copies) of any Confidential Information which are in the Seller's, Stockholders' or any of their Affiliate's possession. As used herein the term "Confidential Information" shall mean all information concerning the business and affairs of the Sprintank Business which (i) is confidential and proprietary to the Sprintank Business, (ii) confers a competitive advantage on the Sprintank Business, or (iii) would be detrimental or embarrassing to the Sprintank Business if disclosed; provided, however, that Confidential Information shall not include information that is generally available to the public (other than by reason of any disclosure by any of the Seller, the Stockholders or any Affiliate thereof which constitutes or is the result of breach of this Section 4.1(a) or any disclosure by any such Affiliate which would constitute a breach of this
Section 4.1(a) if such Affiliate were the Seller) immediately prior to the time of disclosure.

  (b) Forced Disclosure. If any of the Seller, the Stockholders or any Affiliate thereof is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, such Person will use its reasonable best efforts to notify the Purchaser promptly of such request or requirement so that the Purchaser may seek an appropriate protective order or waive compliance with the provisions of this
Section 4.1. If, in the absence of such a protective order or waiver, such Seller, Stockholder or Affiliate thereof is compelled to disclose any Confidential Information, such Person will use his or its reasonable best efforts to limit such disclosure to Confidential Information which is so required to be disclosed and to obtain an order or other assurance that confidential treatment will be accorded to any Confidential Information disclosed.

  4.2 CONFIDENTIALITY OBLIGATIONS OF THE PURCHASER.

  (a) Confidential Treatment. From the date of this Agreement until the Closing, the Purchaser will (and will cause each of its Affiliates to) treat and hold as confidential all information it receives from the Seller ("Seller Confidential Information") and refrain from using any Seller Confidential Information (other than in preparation for the transactions contemplated by this Agreement), and, at the Seller's request after termination of this Agreement, deliver to the Seller or destroy all tangible embodiments (and all copies) of any Seller Confidential Information which are in the Purchaser's or any such Affiliate's possession. This Section 4.2(a) will not apply to any Seller Confidential Information which is generally available to the public (other than by reason of any disclosure by the Purchaser or any Affiliate of the Purchaser which constitutes or is the result of breach of this Section 4.2(a) or any disclosure by such an Affiliate which would constitute a breach of this Section 4.2(a) if such Affiliate were the Purchaser) immediately prior to the time of disclosure.

  (b) Forced Disclosure. If the Purchaser or any Affiliate of the Purchaser is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Seller Confidential Information prior to the Closing, the Purchaser will use its reasonable best efforts to notify the Seller promptly of such request or requirement so that the Seller may seek an appropriate protective order or waive compliance with the provisions of this
Section 4.2. If, in the absence of such a protective order or waiver, the Purchaser or any Affiliate of the Purchaser is compelled to disclose any Seller Confidential Information, the Purchaser will use its reasonable best efforts to limit such disclosure to Seller Confidential Information which is so required to be disclosed and to obtain an order or other assurance that confidential treatment will be accorded to any Confidential Information disclosed.

                                   ARTICLE 5

                REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

As a material inducement to the Seller to enter into this Agreement, the Purchaser hereby represents and warrants that:

  5.1 ORGANIZATION OF THE PURCHASER. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Purchaser has the requisite corporate power and authority and all licenses, permits and authorizations necessary to enter into, deliver and carry out its obligations pursuant to the Transaction Documents to which it is a party. The Purchaser's Organization Schedule attached hereto lists every jurisdiction where the Purchaser is qualified to do business. The Purchaser has the requisite corporate power necessary to own and operate its properties and the Sprintank Acquired Assets, and to carry on its current business and the Sprintank Business after Closing, and to enter into, deliver and carry out the transaction contemplated by the Transaction Documents.

  5.2 AUTHORIZATION; BINDING EFFECT; NO BREACH. The Purchaser's execution, delivery and performance of each Transaction Document to which the Purchaser is a party has been duly authorized by the Purchaser. Each Transaction Document to which the Purchaser is a party constitutes a valid and binding obligation of the Purchaser which is enforceable in accordance with its terms. The execution, delivery and performance by the Purchaser of the Transaction Documents to which the Purchaser is a party do not and will not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in a violation of, or (iv) require any authorization, consent, approval, exemption or other action by or declaration or notice to any Governmental Entity pursuant to, the charter or bylaws of the Purchaser or any agreement, instrument, or other document, or any Legal Requirement, to which the Purchaser or any of its assets is subject.

  5.3 BROKERAGE. There is no claim for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by the Transaction Documents based on any arrangement or agreement which is binding upon the Purchaser.

  5.4 DISCLOSURE. Neither this Article 5 nor any certificate or other item delivered to the Seller or the Stockholders by or on behalf of the Purchaser with respect to the transactions contemplated by the Transaction Documents contains any untrue statement of a material fact or omits a material fact which is necessary to make any statement contained herein or therein not misleading.

  5.5 ACCURACY ON CLOSING DATE. Each representation and warranty set forth in this Article 5 and all information contained in any certificate delivered by or on behalf of the Purchaser pursuant to this Agreement will be true and correct as of the time of the Closing as though then made, except to the extent that the Purchaser has advised the Seller otherwise in writing prior to the Closing.

                                   ARTICLE 6

                     REPRESENTATIONS AND WARRANTIES OF THE
                            SELLER AND STOCKHOLDERS

As a material inducement to the Purchaser to enter into this Agreement, purchase the Sprintank Acquired Assets and assume the Sprintank Assumed Liabilities, the Seller and the Stockholders hereby jointly and severally represent and warrant that:

  6.1 ORGANIZATION AND CORPORATE POWER. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and is duly qualified to do business in each jurisdiction in which its ownership of property or conduct of business requires it to so qualify. The Organization Schedule attached hereto lists every jurisdiction where the Seller is duly qualified to do business. The Seller has the requisite corporate power necessary to own and operate its properties, carry on the Sprintank Business and enter into, deliver and carry out the transactions contemplated by the Transaction Documents. Each Stockholder has the requisite capacity necessary to enter into, deliver and carry out his obligations pursuant to the Transaction Documents to which he is a party.

  6.2 CAPITAL STOCK AND RELATED MATTERS. Except as set forth on the attached Capitalization Schedule, no Person holds any rights to vote or control the voting of any of the issued and outstanding shares of the Seller. Except for agreements among and between the Stockholders or their Affiliates, no Person has any rights to acquire any of the capital stock of the Seller.

  6.3 AUTHORIZATION; BINDING EFFECT; NO BREACH. The Seller's execution, delivery and performance of each Transaction Document to which the Seller is a party have been duly authorized by the Seller. Each Transaction Document to which the Seller or any of the Stockholders is a party constitutes a valid and binding obligation of such Person which is enforceable in accordance with its terms. Except as set forth on the attached Consents Schedule, the execution, delivery and performance of the Transaction Documents to which such Seller or Stockholder is a party do not and will not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any Lien upon any of the Sprintank Acquired Assets under, (iv) give any third party the right to modify, terminate or accelerate any Sprintank Assumed Liability or other liability or obligation of such Seller or Stockholder under, (v) result in a violation of, or (vi)require any authorization, consent, approval, exemption or other action by or declaration or notice to any Governmental Entity pursuant to, the charter or bylaws of the Seller or any agreement, instrument or other document, or any Legal Requirement, to which such Seller, Stockholder or any of the Seller's assets is subject. Without limiting the generality of the foregoing, except as set forth on the attached Consents Schedule, neither such Seller, Stockholder nor any Affiliate of any of them has entered into any agreement, or is bound by any obligation of any kind whatsoever, directly or indirectly to transfer or dispose of (whether by sale of stock or assets, assignment, merger, consolidation or otherwise) the Sprintank Business or the Sprintank Acquired Assets(or any substantial portion thereof) to any Person other than the Purchaser, and neither such Seller nor Stockholder has entered into any agreement, nor is it bound by any obligation of any kind whatsoever, to issue any capital stock of the Seller to any Person.

  6.4 SUBSIDIARIES; INVESTMENTS. The Seller does not own or hold any rights to acquire any capital stock or any other security, interest or Investment in any other Person other than investments which constitute cash or cash equivalents. The Seller does not have, and has never had, a Subsidiary.

  6.5 FINANCIAL STATEMENTS AND RELATED MATTERS.

  (a) Financial Statements. Each of (i) the audited balance sheet of the Seller as of December 31, 1996 and the audited related statements of operations, stockholders' equity and cash flows for the 12-month period then ended, (ii) the unaudited balance sheets of the Seller as of December 31, 1995, December 31, 1994 and December 31, 1993 and the unaudited related income statements for the respective 12-month periods then ended, and (iii) the unaudited balance sheet of the Seller as of April 30, 1997 (the "Latest Balance Sheet") and the related income statement for the four-month period then ended (collectively, the "Financial Statements") (including in all cases the notes thereto, if any) fairly presents the financial condition of the Seller and the results of its operations as of the dates thereof and for the periods covered thereby and has been prepared in accordance with GAAP.

  (b) Receivables. The accounts receivable which are part of the Sprintank Acquired Assets are valid receivables, current, and are subject to no valid counterclaims or setoffs, at the aggregate amount recorded on the Seller's books and records as of the Closing, net of an amount of allowances for doubtful accounts which relate to those receivables computed in a manner consistent with GAAP and the accounting practices used in the preparation of the Latest Balance Sheet.

  (c) Inventory. The inventory which is part of the Sprintank Acquired Assets consists of a quantity and quality which is usable or saleable in the ordinary course of the Sprintank Business. Except as expressly set forth in this subsection (c), and except for any warranty of title set forth in this Agreement, the inventory that is part of the Sprintank Acquired Assets is sold AS IS, WHERE IS, AND WITH ALL FAULTS, ALL EXPRESS AND IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE BEING HEREBY EXPRESSLY DISCLAIMED.

  6.6 ABSENCE OF UNDISCLOSED LIABILITIES. Except as set forth on the attached Liabilities Schedule, the Seller does not have any liability relating to the Sprintank Business (whether accrued, absolute, contingent, unliquidated or otherwise, whether or not known to the Seller or the Stockholders, whether due or to become due, and regardless of when asserted) other than: (a) the liabilities set forth on the face of the Latest Balance Sheet, (b) current liabilities which have arisen after the date of the Latest Balance Sheet, in the ordinary course of the Sprintank Business and consistent with the Seller's past practice (none of which is a liability resulting from breach of contract, breach of warranty, tort, infringement, claim or lawsuit) and (c) other liabilities and obligations expressly disclosed or quantified in the other Schedules to this Agreement.

  6.7 ACQUIRED ASSETS.  Except as set forth on the attached Assets Schedule:

  (a) the Sprintank Acquired Assets constitute all of the assets and rights (other than the Sprintank Excluded Assets) which are necessary for the conduct of the Sprintank Business as currently conducted and presently proposed to be conducted;

  (b) the Seller has good and marketable title to, or a valid leasehold interest in, all properties and assets used by it, located on its premises, or shown on the Latest Balance Sheet or acquired by it since the date of the Latest Balance Sheet, in each case free and clear of all Liens, other than Permitted Liens or Liens disclosed on the Latest Balance Sheet (including any notes thereto); and

  (c) the Seller's equipment and other tangible assets are fit for use in the ordinary course of the Seller's business consistent with its past practice. Except as expressly set forth in this subsection (c), and except for any warranty of title set forth in this Agreement, the tangible personal property that is part of the Sprintank Acquired Assets is sold AS IS, WHERE IS, AND WITH ALL FAULTS, ALL EXPRESS AND IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE BEING HEREBY EXPRESSLY DISCLAIMED.

  6.8 ABSENCE OF CERTAIN DEVELOPMENTS. Except as set forth on the attached Developments Schedule, since December 31, 1996, there has been no material adverse change in the Sprintank Acquired Assets, the Sprintank Assumed Liabilities, or the financial condition, operating results, assets, customer or supplier relations, employee relations or business prospects of the Sprintank Business. Without limiting the generality of the preceding sentence, except as expressly contemplated by this Agreement or as set forth on the attached Developments Schedule, since December 31, 1996, the Seller has not:

  (a) engaged in any activity which has resulted in any delay in the payment in its accounts payable, or any delay in its capital expenditures, in each case as compared with its custom and practice in the conduct of the Sprintank Business immediately prior to December 31, 1996;

  (b) mortgaged or pledged any Sprintank Acquired Asset or subjected any Sprintank Acquired Asset to any Lien except Liens arising in connection with the purchase of Sprintank Acquired Assets in the ordinary course of the Sprintank Business;

  (c) sold, assigned, conveyed, transferred, canceled or waived any property, tangible asset, Proprietary Right of the Seller or other intangible asset or right which, if it were held by the Seller on the Closing Date, would constitute a Sprintank Acquired Asset, other than in the ordinary course of the Sprintank Business consistent with the Seller's past practice;

  (d) disclosed any Confidential Information to any Person other than (i) the Purchaser, (ii) the Purchaser's representatives, agents, attorneys, accountants and present and proposed financing sources and (iii) the Seller's representatives, agents, attorneys and accountants;

  (e) waived any right other than in the ordinary course of the Sprintank Business consistent with the Seller's past practice;

  (f) made commitments for capital expenditures which, in the aggregate, would exceed $25,000 other than in the ordinary course of the Sprintank Business consistent with the Seller's past practice;

  (g) made any loan or advance to, or guarantee for the benefit of, or any Investment (other than Investments which constitute Sprintank Excluded Assets or guaranties that are included in the Sprintank Excluded Liabilities) in, any other Person;

  (h) granted any bonus or any increase in wages, salary or other compensation to any employee (other than increases in wages or salaries or employee loans granted in the ordinary course of the Sprintank Business consistent with the Seller's past practice granted to any employee who is not affiliated with the Seller other than by reason of such Person's employment by the Seller);

  (i) suffered damages, destruction or casualty losses which, in the aggregate, exceed $50,000 (whether or not covered by insurance) to any Sprintank Acquired Asset or any other property or asset which, if it existed and was held by the Seller on the Closing Date, would constitute a Sprintank Acquired Asset;

  (j) to the Seller's Knowledge, received any indication from any material supplier of the Seller to the effect that such supplier will stop, or materially decrease the rate of, supplying materials, products or services to the Seller (or to the Purchaser, if the Sale is consummated), or, to the Seller's Knowledge, received any indication from any material customer of the Seller to the effect that such customer will stop, or materially decrease the rate of, leasing equipment from the Seller (or from the Purchaser, if the Sale is consummated);

  (k) entered into any transaction other than in the ordinary course of the Sprintank Business consistent with the Seller's past practice, or entered into any other material transaction, whether or not in the ordinary course of the Sprintank Business which reasonably would be expected to adversely affect the Sprintank Business, the Sprintank Acquired Assets or the Sprintank Assumed Liabilities; or

  (l) agreed to do any act described in any of clauses 6.8(a) through (k) above.

  6.9 TAX MATTERS. Except as set forth in the attached Taxes Schedule or otherwise disclosed in writing to the Purchaser:

  (a) the Seller has filed all Tax returns and other reports which it was required to file and each such return or other report was correct and complete in all respects, and the Seller has paid all Taxes due and owing by it (whether or not shown on any Tax return or other report) and has withheld and paid over all Taxes which it is obligated to withhold from amounts paid or owing to any employee, independent contractor, stockholder, creditor or other third party;

  (b) no Tax audits are pending or being conducted with respect to the Seller;

  (c) there are no Liens on any of the assets of the Seller that arose in connection with any failure (or alleged failure) to pay any Tax;

  (d) to the Seller's Knowledge, no information related to Tax matters has been requested by any Taxing authority and the Seller has not received notice indicating an intent to open an audit or other review from any Taxing authority;

  (e) there are no unresolved disputes or claims concerning the Seller's Tax liability;

  (f) to the Seller's Knowledge no claim has ever been made by any jurisdiction in which the Seller does not file Tax returns to the effect that the Seller is or may be subject to any Tax imposed by that jurisdiction;

  (g) to the Seller's Knowledge the Seller has not waived any statute of limitations in respect of Taxes nor has the Seller agreed to an extension of time with respect to any Tax assessment or deficiency; and

  (h) the Seller is not a party to any Tax sharing or allocation agreement, and the Seller has no liability for the Taxes of any person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

  6.10 CONTRACTS AND COMMITMENTS.

  (a) Contracts Schedule. Other than this Agreement or as described on the attached Sprintank Contracts Schedule the Seller is not a party to any written or oral:

    (i) pension, profit sharing, stock option, employee stock purchase or other plan or arrangement providing for deferred or other compensation to employees or any other employee benefit, welfare or stock plan or arrangement which is not described on the attached Employee Benefits Schedule, or any contract with any labor union, or any severance agreement;

    (ii) contract for the employment or engagement as an independent contractor of any Person on a full-time, part-time, consulting or other basis, other than those which are not Sprintank Acquired Assets or Sprintank Assumed Liabilities;

    (iii) contract pursuant to which the Seller has advanced or loaned funds, or agreed to advance or loan funds, to any other Person, other than those which are not Sprintank Acquired Assets or Sprintank Assumed Liabilities;

    (iv) contract or indenture relating to any Indebtedness or the mortgaging, pledging or otherwise placing a Lien on any of the Sprintank Acquired Assets;

    (v) contract pursuant to which the Seller is the lessee of, or holds or operates, any real or personal property owned by any other Person;

    (vi) contract pursuant to which the Seller is the lessor of, or permits any third party to hold or operate, any real or personal property owned by the Seller or of which the Seller is a lessee (other than leases of equipment to customers in the ordinary course of business copies of which have previously been made available to the Purchaser);

    (vii) assignment, license, indemnification or other contract with respect to any intangible property (including any Proprietary Right of the Seller) which is not described on the attached Proprietary Rights Schedule;

    (viii) contract or agreement with respect to services rendered or goods sold or leased to or from others, other than any customer purchase order accepted in the ordinary course of business and in accordance with the Seller's past practice which both (1) does not require delivery after the date which is six months after to Closing Date and (2) does not involve a sale price or rental amount of more than $25,000;

    (ix) contract prohibiting it from freely engaging in any business anywhere in the world;

    (x) independent sales representative or distributorship agreement with respect to the Sprintank Business; or

    (xi) any other contract which is material to the Sprintank Business or involves consideration in excess of $25,000.

  (b) Enforceability. Each item described on the attached Sprintank Contracts Schedule (together with the leases of Sprintank Division equipment by the Seller to customers of the Sprintank Division in the ordinary course of the Sprintank Division's business, the "Contracts") is valid, binding and enforceable in accordance with its terms, except as such enforceability may be limited by (a) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors' rights generally and (b) applicable equitable principles (whether considered in a proceeding at law or in equity).

  (c) Compliance. The Seller has performed all obligations required to be performed by it under each Contract, and, to the best of the Seller's Knowledge, the Seller is not in default under or in breach in any material respect of (nor is it in receipt of any claim of default or breach under) any such obligation. To the Seller's Knowledge, no event has occurred which with the passage of time or the giving of notice (or both) would result in a default, breach or event of noncompliance in any material respect under any obligation of the Seller pursuant to any Contract. The Seller has no present expectation or intention of not fully performing any of its obligations pursuant to any Contract, and the Seller has no Knowledge of any breach or anticipated breach by any other party to any Contract.

  (d) Leases. With respect to each Contract shown on the attached Sprintank Contracts Schedule which is a lease of personal property under which the Seller is the lessee, the Seller holds a valid and existing leasehold interest under such lease for the term set forth with respect to such lease on the attached Sprintank Contracts Schedule.

  (e) Affiliated Transactions. Except as set forth on the attached Affiliated Transactions Schedule, no officer, director, stockholder or Affiliate of the Seller (and no individual related by blood or marriage to any such Person, and no entity in which any such Person or individual owns any beneficial interest) is a party to any material agreement, contract, commitment or transaction with the Seller (other than this Agreement) or has any material interest in any material property used by the Seller.

  (f) Copies. The Purchaser's special legal counsel has been supplied with a true and correct copy of each written Contract shown on the attached Sprintank Contracts Schedule, each as currently in effect.

  6.11 PROPRIETARY RIGHTS.

  (a) Schedule. The attached Proprietary Rights Schedule contains a complete and accurate list of the following items, in each case relating to the Sprintank
Business: (a) all patented or registered Proprietary Rights owned by the Seller or used in connection with the Sprintank Business, (b) all pending patent applications and applications for registrations of other Proprietary Rights of the Seller filed by or on behalf of the Seller, (c) all trade names, corporate names and unregistered trade names and service marks owned by the Seller or used in connection with the Sprintank Business which are material to such business and (d) all unregistered copyrights and computer software which are material to the Sprintank Acquired Assets, the Sprintank Assumed Liabilities, or the financial condition, operating results, assets, customer or supplier relations, employee relations or business prospects of the Sprintank Business. The attached Proprietary Rights Schedule also contains a complete and accurate list of all licenses and other rights granted by the Seller to any third party, and all licenses and other rights granted by any third party to the Seller, with respect to any Proprietary Rights relating to the Sprintank Business other than Proprietary Rights which individually or in the aggregate are not material to the Sprintank Business. The Proprietary Rights listed on the Proprietary Rights Schedule comprise all intellectual property rights which are necessary for the operation of the Sprintank Business.

  (b) Ownership; Claims. Except as set forth on the attached Proprietary Rights Schedule, the Seller owns and possesses all right, title and interest in and to (or has the right to use pursuant to a valid and enforceable license) all Proprietary Rights necessary for the operation of the Sprintank Business as presently conducted and as presently proposed to be conducted. Except as indicated on the attached Proprietary Rights Schedule:

    (i) the Seller owns all right, title, and interest in and to all of the Proprietary Rights described on such Schedule and each other Proprietary Right which is material to the conduct of the Sprintank Business (in each case free and clear of all Liens),

    (ii) there have been no claims made against the Seller asserting the invalidity, misuse or unenforceability of any of such Proprietary Rights, and to the Seller's Knowledge there are no grounds for any such claim,

    (iii) the Seller has not received any notice of (nor is it aware of any facts which indicate a likelihood of) any infringement or misappropriation by, or conflict with, any Person with respect to the Proprietary Rights (including any demand or request that the Seller license rights from any Person),

    (iv) to the Seller's Knowledge, the conduct of the Sprintank Business has not infringed or misappropriated, and does not infringe or misappropriate, any proprietary right of any other Person, nor would the Purchaser's conduct of the Sprintank Business as presently conducted infringe or misappropriate any proprietary right of any other Person,

    (v) to the best of the Seller's Knowledge, the Proprietary Rights used in connection with the Sprintank Business have not been infringed or misappropriated by any other Person, and

    (vi) the consummation of the transactions contemplated by this Agreement will have no material adverse effect on any Proprietary Right of the Seller.

  6.12 CERTAIN LITIGATION. Except as set forth on the attached Litigation Schedule, there is no action, suit, proceeding, order, investigation or claim pending (or, to the best of the Seller's Knowledge, threatened) against or affecting the Seller or the Sprintank Business (or to the best of the Seller's Knowledge, pending or threatened against or affecting any officer, director or employee of the Seller with respect to the Sprintank Business), at law or in equity, or before or by any Government Entity (a) with respect to the transactions contemplated by the Transaction Documents, or (b) concerning the design, manufacture, rendering or sale by the Seller of any product or service in the course of the Sprintank Business or otherwise concerning the conduct of the Sprintank Business, and, except for matters which if resolved unfavorably would not have a material adverse effect on the Sprintank Business or the Sprintank Acquired Assets after the Closing, to the best of the Seller's Knowledge, there is no basis for any of the foregoing.

  6.13 BROKERAGE. Except as set forth on the attached Brokerage Schedule, there is no claim for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by the Transaction Documents based on any arrangement or agreement which may be binding upon the Seller or to which the Seller or any of the Sprintank Acquired Assets may be subject.

  6.14 INSURANCE. The attached Insurance Schedule contains a description of each insurance policy maintained by the Seller with respect to its properties, assets or business, and each such policy is in full force and effect. To its Knowledge, the Seller is not in default on any obligation pursuant to any insurance policy maintained by it.

  6.15 EMPLOYEES.

  (a) Continued Employment. Except as set forth on the attached Employees Schedule, to the best of the Seller's Knowledge, no executive or key employee of the Seller or any group of employees of the Seller has any plans to terminate employment with the Seller.

  (b) Compliance and Restrictions. The Seller has complied in all material respects with all laws relating to the employment of labor in connection with the Sprintank Business including provisions of such laws relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes, and the Seller has no material labor relations problem (including any union organization activities, threatened or actual strikes or work stoppages or material grievances). Neither the Seller nor (to the Seller's Knowledge) any of its employees is subject to any noncompete, nondisclosure, confidentiality, employment, consulting or similar agreement relating to, affecting, or in conflict with, the Sprintank Business.

  6.16 ERISA.  Except as set forth on the attached Employee Benefits Schedule:

  (a) with respect to all current employees (including those on lay-off, disability or leave of absence), former employees, and retired employees of the Seller (the "Seller Employees"), the Seller does not maintain or contribute to any (a) employee welfare benefit plans (as defined in Section 3(1) of ERISA) ("Employee Welfare Plans"), or (b) any plan, policy or arrangement which provides nonqualified deferred compensation, bonus or retirement benefits, severance or "change of control" (as set forth in Code Section 280G) benefits, or life, disability accident, vacation, tuition reimbursement or other material fringe benefits ("Other Plans");

  (b) the Seller does not maintain, contribute to, or participate in any defined benefit plan or defined contribution plan which are employee pension benefit plans (as defined in Section 3(2) of ERISA) ("Employee Pension Plans");

  (c) the Seller does not contribute to or participate in any multiemployer plan (as defined in Section 3(37) of ERISA) (a "Multiemployer Plan");

  (d) the Seller does not maintain or have any obligation to contribute to or provide any post-retirement health, accident or life insurance benefits to any Seller Employee, other than limited medical benefits required to be provided under Code Section 4980B;

  (e) all Plans (and all related trusts and insurance contracts) comply in form and in operation in all respects with the applicable requirements of ERISA and the Code;

  (f) all required reports and descriptions (including all Form 5500 Annual Reports, Summary Annual Reports, PBGC-1s and Summary Plan Descriptions) with respect to all Plans have been properly filed with the appropriate government agency or distributed to participants, and the Seller has complied with the requirements of Code Section 4980B;

  (g) with respect to each Plan, all contributions, premiums or payments which are due on or before the Closing Date have been paid to such Plan; and

  (h) the Seller has not incurred any liability to the Pension Benefit Guaranty Corporation (the "PBGC"), the United States Internal Revenue Service, any multiemployer plan or otherwise with respect to any employee pension benefit plan or with respect to any employee pension benefit plan currently or previously maintained by members of the controlled group of companies (as defined in Sections 414(b) and (c) of the Code) that includes the Seller (the "Controlled Group") that has not been satisfied in full, and no condition exists that presents a material risk to the Seller or any member of the Controlled Group of incurring such a liability (other than liability for premiums due the PBGC) which could reasonably be expected to have any adverse effect on the Purchaser or any of the Sprintank Acquired Assets after the Closing.

The "Plans" means all Employee Pension Plans, Employee Welfare Plans, Other Plans and Multiemployer Plans to which the Seller contributes or is a party.

  6.17 REAL ESTATE.

  (a) Owned Properties. The attached Real Estate Schedule lists and describes briefly all real property relating to the Sprintank Business that the Seller owns (the "Owned Real Property"). Except as otherwise described on the Real Estate Schedule, with respect to each such parcel of Owned Real Property:

    (i) there are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any Person the right of use or occupancy of any portion of the Owned Real Property (other than the right of the Purchaser pursuant to this Agreement and the rights of the Purchaser under the Owned Real Property Leases (as such term is hereinafter defined) executed between the Purchaser and the Seller with respect to such Owned Real Property);

    (ii) there are no outstanding options or rights of first refusal to purchase any of the Owned Real Property (other than the right of the Purchaser pursuant to this Agreement), or any portion thereof or interest therein, other than any options or rights of first refusal which would not adversely affect the rights of the Purchaser under the Owned Real Property Leases;

    (iii) no Person (other than the Seller) is in possession of any of the Owned Real Property;

    (iv) the current use of the Owned Real Property and the operation of the Sprintank Business thereon, does not violate any instrument of record or agreement affecting the Owned Real Property or any applicable Legal Requirements except for such violations which, individually and in the aggregate, could not reasonably be foreseen to have a material adverse affect on the Sprintank Business;

    (v) all buildings, structures and other improvements located on the Owned Real Property, including all material components thereof, are in a condition sufficient to enable the continued operation of the Owned Real Property as it is now operated in connection with the conduct of the Sprintank Business; and

    (vi) all certificates of occupancy, permits, licenses, approvals and other authorizations required in connection with the operation of the Sprintank Business on the Owned Real Property required to have been issued to enable the Owned Real Property to be lawfully occupied and used for all of the purposes for which it is currently occupied and used in connection with the operation of the Sprintank Business have been lawfully issued and are, as of the date hereof, in full force and effect.

  (b) Leased Property. The attached Real Estate Schedule lists and describes briefly all real property leased or subleased to the Seller and all other real property which is used in the Sprintank Business and not owned by the Seller (the "Leased Real Property"). The Seller has delivered to the Purchaser's special legal counsel correct and complete copies of the leases and subleases listed on the Real Estate Schedule (collectively, the "Leases"). Except as otherwise disclosed on the attached Real Estate Schedule, with respect to the Leased Real Property and each of the Leases:

    (i) such Lease is legal, valid, binding, enforceable, and in full force and effect;

    (ii) such Lease is (either by its terms or as consented to in writing by the other party thereto) fully assignable to the Purchaser and will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the Sale and the Assumption and the commencement of the operation of the Sprintank Business by the Purchaser;

    (iii) to the Seller's Knowledge, no party to such Lease is in breach or default, and no event has occurred which, with notice or lapse of time (or both), would constitute a breach or default or permit termination, modification, or acceleration of such lease or sublease;

    (iv) no party to such Lease has repudiated in writing any provision thereof;

    (v) to the Seller's Knowledge, there are no disputes, oral agreements, or forbearance programs in effect as to such Lease;

    (vi) in the case of each Lease which is a sublease, the representations and warranties set forth in clauses 6.17(b)(i) through (v) are true and correct with respect to the underlying lease;

    (vii) the Seller has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold created pursuant to such Lease;

    (viii) none of the Leases has been modified in any respect, except to the extent that such modifications are in writing and have been delivered or made available to the Purchaser or except to the extent any such modifications would not have an adverse effect on the use of the property covered thereby by the Purchaser after the Closing;

    (ix) to the Seller's Knowledge, all buildings, improvements and other structures located upon the Leased Real Property have received all approvals of governmental authorities, including licenses and permits, required in connection with the operation of the Sprintank Business thereon and have been operated and maintained in accordance with all material Legal Requirements and all terms and conditions of the Leases; and

    (x) all buildings, structures and other improvements located upon the Leased Real Property, including, without limitation, all components thereof, are in a condition sufficient to enable the continued operation of the Leased Real Property in the manner currently being used in connection with the operation of the Sprintank Business.

  6.18 COMPLIANCE WITH LAWS.



  (a) Generally. Except as set forth on the attached Compliance Schedule, the Seller has not violated any Legal Requirement the violation of which could have an adverse effect on the Sprintank Acquired Assets, the Sprintank Assumed Liabilities or the financial condition, operating results, assets, customer or supplier relations, employee relations or business prospects of the Sprintank Business, and the Seller has not received notice alleging any such violation.

  (b) Required Permits. Except as set forth on the attached Compliance Schedule, the Seller has complied in all material respects with (and is in compliance with) all permits, licenses and other authorizations required for the occupation of the Seller's facilities and the operation of the Sprintank Business. The items described on the attached Permits Schedule constitute all of the permits, filings, notices, licenses, consents, authorizations, accreditation, waivers, approvals and the like of, to or with any Government Entity which are required for the consummation of the Sale, the Assumption or any other transaction contemplated by the Transaction Documents or the lack of which would reasonably be expected to have a material adverse effect on the ownership of the Sprintank Acquired Assets or the Purchaser's conduct of the Sprintank Business (as such is presently conducted by the Seller) after the Closing.

  (c) Environmental and Safety Matters.  Without limiting the generality of
Section 6.18(a) and (b) above, except as set forth on the attached Environmental Matters Schedule, the Seller and all of the Seller's Environmental Affiliates have complied (and are in compliance), in all material respects, with all applicable Environmental and Safety Requirements, and neither the Seller nor any of the Seller's Environmental Affiliates has received any written notice or report regarding any liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), or any corrective, investigatory or remedial obligations, arising under any Environmental and Safety Requirement. Without limiting the generality of the preceding sentence, except as set forth on the attached Environmental Matters Schedule:

    (i) no underground storage tank or landfills exists at any property owned or occupied by the Seller or any of its Environmental Affiliates;

    (ii) no asbestos containing material in any form or condition, or PCB containing materials or equipment, exist at any property owned or occupied by the Seller which under current Environmental and Safety Requirements is required to be remediated;

    (iii) the transactions contemplated to be consummated pursuant to the Transaction Documents will not result in the imposition of any obligations under Environmental and Safety Requirements for site investigation, cleanup or notification to or consent of any government agency or third party;

    (iv) no equipment, facts, events, conditions, conduct or methods relating to the past or present facilities, properties or operations of the Seller or any of its Environmental Affiliates will give rise to or result in any corrective, investigatory or remedial obligation to the Purchaser on or after the Closing pursuant to Environmental and Safety Requirements, or give rise to or result in any other liability (including any liability relating to onsite or offsite hazardous or non-hazardous substance releases, personal injury, cleanup, remediation, property damage or natural resources damage) to the Purchaser on or after the Closing pursuant to any Environmental and Safety Requirement; and

    (v) no Environmental Lien has attached to any property of the Seller or any of its Environmental Affiliates.

  6.19 DISCLOSURE. Neither this Article 6 nor any schedule, attachment, written statement, document, certificate or other item supplied to the Purchaser by or on behalf of the Seller with respect to the transactions contemplated by the Transaction Documents contains any untrue statement of a material fact or omits a material fact necessary to make each statement contained herein or therein not misleading.

  6.20 ACCURACY ON CLOSING DATE. Each representation and warranty set forth in this Article 6 and all information contained in any exhibit, schedule or attachment to this Agreement or in any certificate or other writing delivered by, or on behalf of, the Seller to the Purchaser will be true and correct as of the time of the Closing as though then made, except (i) as affected by the transactions expressly contemplated by the Transaction Documents, (ii) to the extent that such representation or warranty relates solely to an earlier date and (iii) to the extent that the Seller has advised the Purchaser otherwise in writing prior to the Closing.

                                   ARTICLE 7

                               ACCESS TO RECORDS

  7.1 ACCESS TO RECORDS. To the extent reasonably required for any bona fide business purpose, each Party will allow, and will use its best efforts to cause its Affiliates to allow, the other Parties (and the other Parties' agents, representatives and Affiliates) access to all business records and files concerning the Sprintank Business, the Sprintank Acquired Assets or the Sprintank Assumed Liabilities which relate to the period prior to the Closing Date and will permit such Persons to make copies of the same. Such access will be granted upon reasonable advance notice, during normal business hours, and in such a manner so as not to interfere unreasonably with the operations of the Person affording such access. Without limiting the generality of the foregoing, if any Party or any of its Affiliates actively is contesting or defending against any charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand in connection with (a) any transaction contemplated by the Transaction Documents, or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing relating to the Sprintank Business, then the other Parties will cooperate, and use their best efforts to cause their Affiliates to cooperate, with the contesting or defending Person and its counsel in such contest or defense, make available such other Parties' and their Affiliates' personnel and provide such testimony and access to books and records as are reasonably requested in connection with such contest or defense, all at the contesting or defending Person's expense (unless the contesting or defending Person is entitled to indemnification therefor pursuant to Section 8.2 or 8.3). No provision of this Article 7 will be construed so as to limit the Seller's obligation to transfer to the Purchaser all Books and Records which are part of the Sprintank Acquired Assets.

                                   ARTICLE 8

                          SURVIVAL AND INDEMNIFICATION

  8.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties contained herein or made in writing by any Party in connection herewith shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, regardless of any investigation made by any Party or on its behalf as hereinafter provided. A Party's participation in the consummation of any transaction pursuant to any Transaction Document will not constitute a waiver by such participating Party of any representation or warranty of any Party or otherwise affect the survival of any such representation or warranty. The representations and warranties made in
Section 6.9 and 6.16 (or Section 6.20 in respect of such matters) shall survive for 30 days after the expiration of the applicable statute of limitations and shall at that time terminate and be of no further force or effect. The representations and warranties made in Sections 5.1, 5.2 and 6.1 through 6.3 (or Sections 5.5 or 6.20 in respect of such matters) shall not terminate. The representations and warranties made in Sections 6.5(c) and 6.7(c) (or Section
6.20 in respect of such matters) shall survive for 90 days after the Closing and shall at that time terminate and be of no further force or effect. All other representations and warranties not otherwise referred to in this Section 8.1 shall survive for one year after the Closing and shall at that time terminate and be of no further force or effect.

  8.2 INDEMNIFICATION OBLIGATIONS OF THE SELLER AND THE STOCKHOLDERS. The Seller and the Stockholders will jointly and severally indemnify the Purchaser and its Affiliates, stockholders, officers, directors, employees, agents, representatives and permitted successors and assigns (collectively, the "Purchaser Indemnitees") in respect of, and save and hold each Purchaser Indemnitee harmless against and pay on behalf of or reimburse each Purchaser Indemnitee as and when incurred, any Loss which any Purchaser Indemnitee suffers, sustains or becomes subject to as a result of, in connection with, relating or incidental to or by virtue of, without duplication:

  (a) any misrepresentation or breach of any representation or warranty by any of the Seller or the Stockholders set forth in Article 6 of this Agreement;

  (b) any misrepresentation, breach or nonfulfillment of any representation, warranty, covenant or agreement of any of the Seller or the Stockholders set forth in this Agreement (other than in Article 6 of this Agreement), any Transaction Document or any Schedule, Exhibit, certificate or other instrument or document furnished to the Purchaser by any of the Seller or the Stockholders pursuant to any Transaction Document; or

  (c) any Sprintank Excluded Liability.

The Purchaser Indemnitees may proceed against any or all of the Seller and/or the Stockholders, at the Purchaser Indemnitees' option.

  8.3 INDEMNIFICATION OBLIGATIONS OF THE PURCHASER. The Purchaser will indemnify the Seller and its Affiliates, stockholders, officers, directors, employees, agents, representatives and permitted successors and assigns (collectively, the "Seller Indemnitees") and hold each of them harmless against any Loss which such Seller Indemnitee suffers, sustains or becomes subject to as a result of, in connection with, relating to or by virtue of, without duplication:

  (a) any misrepresentation or breach of any representation or warranty by the Purchaser set forth in this Article 5 of this Agreement;

  (b) any misrepresentation, breach or nonfulfillment of any representation, warranty, covenant or agreement of the Purchaser set forth in this Agreement (other than in Article 5 of this Agreement), any Transaction Document or any Schedule, Exhibit, certificate or other instrument or document furnished to the Seller by the Purchaser pursuant to any Transaction Document; or

  (c) any Sprintank Assumed Liability.

  8.4  INDEMNIFICATION PROCEDURES.

  (a) Notice of Claim. Any Person making a claim for indemnification pursuant to Section 8.2 or 8.3 above (an "Indemnified Party") must give the Party from whom indemnification is sought (an "Indemnifying Party") written notice of such claim (an "Indemnification Claim Notice") promptly after the Indemnified Party receives any written notice of any action, lawsuit, proceeding, investigation or other claim (a "Proceeding") against or involving the Indemnified Party by a Government Entity or other third party or otherwise discovers the liability, obligation or facts giving rise to such claim for indemnification; provided that the failure to notify or delay in notifying an Indemnifying Party will not relieve the Indemnifying Party of its obligations pursuant to Section 8.2 or 8.3, as applicable, except to the extent that such failure actually harms the Indemnifying Party. Such notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known at such time).

  (b) Control of Defense: Conditions. With respect to the defense of any Proceeding against or involving an Indemnified Party in which the Government Entity or other third party in question seeks only the recovery of a sum of money for which indemnification is provided in Section 8.2 or 8.3, at its option an Indemnifying Party may appoint as lead counsel of such defense any legal counsel selected by the Indemnifying Party; provided that before the Indemnifying Party assumes control of such defense it must first

    (i) enter into an agreement with the Indemnified Party (in form and substance satisfactory to the Indemnified Party) pursuant to which the Indemnifying Party agrees to be fully responsible (with no reservation of any rights other than the right to be subrogated to the rights of the Indemnified Party) for all Losses relating to such Proceeding and unconditionally guarantees the payment and performance of any liability or obligation which may arise with respect to such Proceeding or the facts giving rise to such claim for indemnification, and

    (ii) furnish the Indemnified Party with evidence that the Indemnifying Party, in the Indemnified Party's sole judgment, is and will be able to satisfy any such liability.

  (c) Control of Defense: Exceptions, etc. Notwithstanding Section 8.4(b), the Indemnified Party will be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose at its own expense; provided that the Indemnifying Party will bear the reasonable fees and expenses of such separate counsel incurred prior to the date upon which the Indemnifying Party effectively assumes control of such defense.

The Indemnifying Party must obtain the prior written consent of the Indemnified Party (which the Indemnified Party will not unreasonably withhold) prior to entering into any settlement of such claim or Proceeding or ceasing to defend such claim or Proceeding.

  8.5 LIMITATIONS ON INDEMNIFICATION OBLIGATIONS. Notwithstanding anything in this Article 8 to the contrary, neither the Purchaser nor the Seller shall be entitled to assert any claims for indemnification under Sections 8.2(a) or 8.3(a) unless and until such Person has incurred Losses in excess of $50,000, and then such Person may only assert a claim for indemnification to the extent of such excess. The foregoing limitation shall not apply to indemnification regarding any Sprintank Excluded Liability or any Sprintank Assumed Liability. It is also agreed that no claims for indemnification under Sections 8.2(a) or 8.3(a) may be asserted with respect to the breach of any representation or warranty after it has terminated as provided in Section 8.1, unless notice of such claim has been given to the Indemnifying Party prior to the termination of the relevant representation or warranty.

  8.6 PAYMENT. Subject to Section 2.5, the Indemnifying Party shall pay the Indemnified Party to the extent the Indemnified Party is entitled to payment hereunder in immediately available funds promptly after the Indemnified Party provides the Indemnifying Party with notice of a claim hereunder and the parties reasonably agree that there is a reasonable basis for such claim, or a final result, determination, finding, judgment and/or award is made with respect to such claim.

  8.7 EXCLUSIVE REMEDIES. Except for the rights and remedies set forth in Sections 10.9 the rights and remedies set forth in this Article 8 shall be the only rights and remedies available to the Purchaser or the Seller with regard to any breach by the other party of any representation, warranty, covenant or provision contained in this Agreement.

                                   ARTICLE 9

                           CONDITIONS TO THE CLOSING

  9.1 CONDITIONS OF THE PURCHASER'S OBLIGATION. The Purchaser's obligation to effect the Sale and the Assumption at the Closing is subject to the satisfaction as of the Closing of the following conditions precedent:

  (a) Representations and Warranties. Each representation and warranty set forth in Article 6 will be true and correct in all material respects at and as of the Closing as though then made (without giving effect to any disclosure made by the Sellers pursuant to Section 6.20 above), except to the extent of any change solely caused by the transactions expressly contemplated by the Transaction Documents.

  (b) Covenants. The Seller and the Stockholders will have performed and observed each covenant or other obligation required to be performed or observed by them pursuant to the Transaction Documents prior to the Closing.

  (c) Compliance with Applicable Laws. The consummation of the transactions contemplated by the Transaction Documents will not be prohibited by any Legal Requirement or subject the Purchaser, the Sprintank Business or the Sprintank Acquired Assets to any penalty, liability or other onerous condition arising under any applicable Legal Requirement or imposed by any Government Entity.

  (d) Proceedings. No action, suit or proceeding will be pending or threatened before any Government Entity the result of which could prevent or prohibit the consummation of any transaction pursuant to the Transaction Documents, cause any such transaction to be rescinded following consummation, or adversely affect the Purchaser's right to acquire or hold the Sprintank Acquired Assets or conduct the Sprintank Business or the Seller's performance or its obligations pursuant to the Transaction Documents, and no judgment, order, decree, stipulation, injunction or charge having any such effect will exist.

  (e) Consents. All filings, notices, licenses, consents, authorizations, accreditation, waivers, approvals and the like of, to or with any Government Entity or any other Person that are required for the consummation of the Sale, the Assumption or any other transaction contemplated by the Transaction Documents or the ownership of the Sprintank Acquired Assets or the conduct of the Sprintank Business by the Purchaser after Closing (the "Consents") will have been duly made or obtained.

  (f) Opinion of Counsel. The Purchaser will have received from Broocks Baker & Lange, legal counsel for the Seller, an opinion with respect to the matters set forth in Exhibit A-1 attached hereto addressed to the Purchaser and the Purchaser's lenders. Such opinion will be dated the Closing Date and will be in form satisfactory to the Purchaser's special legal counsel.

  (g) Financing. The Purchaser shall have obtained on terms and conditions satisfactory to it all of the debt and equity financing it needs in order to consummate the transactions contemplated hereby and fund the working capital requirements of the Sprintank Business after the Closing.

  (h) Due Diligence. The Purchaser shall be satisfied with the results of its legal, accounting, business, environmental and other due diligence review of the Sprintank Business.

  (i) Prepayment of Certain Indebtedness. The Seller will have prepaid, or will have caused to be prepaid, all third party Indebtedness and all other liabilities or obligations of the Sprintank Division which are secured by any of the Sprintank Acquired Assets pursuant to Section 10.8 below, and the Purchaser shall have received, at the Seller's sole cost and expense, evidence satisfactory to the Purchaser of the release of all Liens (other than Permitted Liens) any third parties may have in any of the Sprintank Acquired Assets.

  (j) Other Agreements.  The agreements referred to in Sections 10.6, 10.7 and
10.9 below shall have been duly executed and delivered to the Purchaser and shall be in full force and effect.

  (k) Seller's Closing Documents. The Seller will have delivered to the Purchaser the following documents:

      (i) an Officer's Certificate of the Seller, dated the Closing Date, stating that the conditions specified in Sections 9.1(a) through (e) inclusive and Section 9.1(i) have been fully satisfied;

      (ii) a copy of the resolutions duly adopted by the Seller's board of directors and stockholders authorizing the Seller's execution, delivery and performance of the Transaction Documents to which the Seller is a party and the consummation of the Sale and all other transactions contemplated by the Transaction Documents, as in effect as of the Closing, certified by an officer of the Seller;

      (iii) a certificate (dated not earlier than ten business days prior to the Closing) of the Secretary of State of Texas as to the good standing of the Seller in such state;

      (iv) a certificate (dated not earlier than ten business days prior to the Closing) of the Secretary of State of each state wherein the Seller has qualified to do business as a foreign corporation as to the good standing of the Seller in such state;

      (v)   the Books and Records at the Seller's office;

      (vi) a bill of sale, warranty deeds, warranty assignments of leases and all other instruments of conveyance which are necessary or reasonably desirable to effect the Sale, including documents acceptable for recordation in the United States Patent and Trademark Office, the United States Copyright Office and any other similar Government Entity;

      (vii)  copies of the Consents; and

      (viii) such other documents relating to the transactions contemplated by the Transaction Documents as the Purchaser reasonably requests.

All corporate and other proceedings or actions taken or required to be taken by the Seller or the Stockholders in connection with the transactions contemplated by the Transaction Documents, and all documents incident thereto, must be reasonably satisfactory in form and substance to the Purchaser and its special legal counsel. Any condition set forth in this Section 9.1 may be waived only in a writing executed by the Purchaser.

  9.2 CONDITIONS OF THE SELLER'S OBLIGATION. The Seller's obligation to effect the Sale at the Closing is subject to the satisfaction as of the Closing of the following conditions precedent:

  (a) Representations and Warranties. Each representation and warranty set forth in Article 5 will be true and correct in all material respects at and as of the Closing as though then made (without giving effect to any disclosure made by the Purchaser pursuant to Section 5.5 above), except to the extent of any change solely caused by the transactions expressly contemplated by the Transaction Documents.

  (b) Covenants. The Purchaser will have performed each covenant or other obligation required to be performed by it pursuant to the Transaction Documents prior to the Closing.

  (c) Compliance with Applicable Laws. The consummation of the transactions contemplated by the Transaction Documents will not be prohibited by any Legal Requirement or subject the Seller to any penalty or liability arising under any Legal Requirement or imposed by any Government Entity.

  (d) Proceedings. No action, suit or proceeding will be pending or threatened before any Government Entity the result of which could prevent or prohibit the consummation of any transaction pursuant to the Transaction Documents, cause any such transaction to be rescinded following such consummation or adversely affect the Purchaser's performance of its obligations pursuant to the Transaction Documents, and no judgment, order, decree, stipulation, injunction or charge having any such effect will exist.

  (e) Other Agreements. The Stock Purchase Agreement dated as of July 1, 1997 by and among the Stockholders, National Equipment Services, Inc. and others and the agreements referred to in Sections 10.6, 10.7 and 10.9 below shall have been duly executed and delivered by the Purchaser or National Equipment Services, Inc., as applicable, and upon execution by the other parties thereto shall be in full force and effect.

  (f) Consents.  All Consents shall have been duly made or obtained.

  (g) Opinion of Counsel. The Seller will have received from Kirkland & Ellis, special legal counsel for the Seller, an opinion with respect to the matters set forth in Exhibit A-2 attached hereto addressed to the Seller and the Stockholders. Such opinion will be dated the Closing Date and will be in form satisfactory to the Seller's legal counsel.

  (h) Purchaser Closing Documents. The Purchaser will have delivered to the Seller the following documents:

      (i) an Officer's Certificate of the Purchaser, dated the Closing Date, stating that the conditions specified in Sections 9.2(a) through (d), inclusive, have been fully satisfied;

      (ii) a copy of the resolutions duly adopted by the Purchaser's board of directors authorizing the Purchaser's execution, delivery and performance of the Transaction Documents to which the Purchaser is a party and the consummation of the Sale and all other transactions contemplated by the Transaction Documents, as in effect as of the Closing, certified by an officer of the Purchaser;

      (iii) a certificate (dated not earlier than ten business days prior to Closing) of the Secretary of State of Delaware as to the good standing of the Purchaser in that state;

      (iv) all instruments which are necessary or desirable to effect the Assumption; and

      (v) such other documents relating to the transactions contemplated by the Transaction Documents to be consummated at the Closing as the Seller reasonably requests.

All corporate and other proceedings or actions taken or required to be taken by the Purchaser in connection with the transactions contemplated by the Transaction Documents, and all documents incident thereto, must be reasonably satisfactory in form and substance to the Seller and its legal counsel. Any condition set forth in this Section 9.2 may be waived only in a writing executed by the Seller.

                                  ARTICLE 10

                                OTHER COVENANTS

  10.1 INTERIM AGREEMENTS OF THE SELLER AND THE STOCKHOLDERS. The Seller and each Stockholder covenants and agrees that prior to the Closing, unless the Purchaser agrees otherwise in writing, or as otherwise expressly contemplated or permitted by the Transaction Documents, the Seller will conduct the Sprintank Business in, and the Seller will not take any action with respect to the Sprintank Business other than in, the ordinary course, on an arm's-length basis and in accordance in all material respects with all Legal Requirements and the Seller's past custom and practice. Without limiting the generality of the preceding sentence, the Seller and each Stockholder covenant that:

  (a) the Seller will not, directly or indirectly

      (i) sell, pledge, dispose of or encumber any Sprintank Acquired Asset other than sales of inventory and dispositions of surplus, obsolete or unusable equipment in the ordinary course of the Sprintank Business,

      (ii) engage in any activity which would accelerate the collection of its accounts or notes receivable, delay the payment of its accounts payable, delay its capital expenditures or reduce or otherwise restrict the amount of inventory (including raw material, packaging, work-in- process, or finished goods) on hand, in each case, other than in the ordinary course of the conduct of the Sprintank Business,

      (iii) acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof,

      (iv) incur any Indebtedness or issue any debt securities which will not be fully repaid on or prior to Closing,

      (v) take any action with respect to the grant of any bonuses, salary increases, severance or termination pay,

      (vi) take any action which would render, or which could reasonably be expected to render, any representation or warranty made by the Seller in this Agreement untrue at (or at any time prior to) the Closing;

      (vii)  adopt or amend any employee benefit or welfare plan, or

      (viii) enter into or modify, or propose to enter into or modify, any agreement, arrangement or understanding with respect to any of the matters referred to in clauses (i) through (vii) above;

  (b) the Seller will use its best efforts to cause its current insurance policies not to be canceled or terminated, and not to permit any of the coverage pursuant to any such policy to lapse, unless at the time of such termination, cancellation or lapse there is in full force and effect a replacement policy which provides coverage in an amount which is not less than the amount of the coverage pursuant to the canceled, terminated or lapsed policy;

  (c) the Seller will

      (i) insofar as such matters relate to the Sprintank Acquired Assets, the Sprintank Assumed Liabilities or the Sprintank Business use its reasonable best efforts to (1) preserve intact the organization and goodwill of the Sprintank Business, (2) keep available the services of its officers and employees as a group, and (3) maintain satisfactory relationships with its material financing sources, suppliers and customers and other Persons having business relationships with it,

      (ii) upon reasonable request, confer with representatives of the Purchaser and the Purchaser's present and proposed financing sources regarding the Sprintank Acquired Assets, the Sprintank Assumed Liabilities and the Sprintank Business,

      (iii) upon reasonable request, arrange meetings with such customers of, and suppliers to, the Seller as the Purchaser shall reasonably designate in order that the Seller and the Purchaser may confer with such customers and suppliers regarding the Sprintank Business and the nature of the transactions contemplated by this Agreement,

      (iv) maintain its facilities and assets in their present condition consistent with the Seller's past maintenance practices, and

      (v) notify the Purchaser of any emergency or other material change in the normal course of the Sprintank Business or in the condition of the Sprintank Acquired Assets or the operation of the Sprintank Business and any governmental or third party complaint, investigation or hearing (or communication indicating that such a complaint, investigation or hearing is or may be contemplated) if such emergency, change, complaint, investigation or hearing could reasonably be expected to be material, individually or in the aggregate, to the Sprintank Acquired Assets, the Sprintank Assumed Liabilities or the financial condition, operating results, assets, customer or supplier relations, employee relations or business prospects of the Sprintank Business;

  (d) the Seller promptly will notify the Purchaser if it discovers that any representation or warranty by the Seller set forth in this Agreement was untrue when made or subsequently has become untrue; and

  (e) the Seller will permit representatives of the Purchaser and the Purchaser's present and proposed financing sources to have full access (at reasonable times and in a manner so as not to unreasonably interfere with the Seller's normal business operations) to all of the Seller's personnel and all premises, properties, books, records, contracts, Tax records and other documents of the Seller pertaining to the Sprintank Business and will allow such Persons to make and retain copies of such documents.

  10.2 EXCLUSIVITY. Neither the Seller nor the Stockholders will (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of the Seller (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. The Stockholders will not vote any shares of the Seller in favor of any such acquisition structured as a merger, consolidation, or share exchange. The Seller will notify the Purchaser immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

  10.3 INTERIM AGREEMENTS OF THE PURCHASER. From the date of this Agreement until the Closing, the Purchaser promptly will notify the Seller (i) if any representation or warranty of the Purchaser set forth in this

Agreement was untrue when made or subsequently has become untrue and (ii) of any emergency or other material change in the normal course of the Purchaser's business or in the Purchaser's financial condition, and any governmental or third party complaint, investigation or hearing (or communication indicating that such a complaint, investigation or hearing is or may be contemplated) if such emergency, change, complaint, investigation or hearing could reasonably be expected to be material, individually or in the aggregate, to the Purchaser, its business or its financial condition.

  10.4 ADDITIONAL INTERIM AGREEMENTS. Each Party will use reasonable efforts to:

  (a) take or cause to be taken all actions, and do or cause to be done all things, which are necessary, proper or advisable to cause any other Party's conditions set forth in Sections 9.1 and 9.2 to be fully satisfied, and

  (b) consummate and make effective as promptly as practicable the transactions contemplated by the Transaction Documents, including using reasonable efforts to obtain the Consents; provided, however, that reasonable efforts shall not require or involve the payment of funds (other than valid payments of indebtedness and related prepayment penalties and premiums) in order to obtain the Consents.

  10.5 TRANSACTION EXPENSES. The Purchaser will bear its own costs and expenses (including, without limitation, all Taxes and all legal, accounting, consulting and other fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The Seller will pay all costs and expenses incurred by the Seller or the Stockholders in connection with the negotiation, preparation and entry into the Transaction Documents and the consummation of the transactions to be consummated pursuant to the Transaction Documents. The Purchaser shall pay all transfer, sales, use and similar Taxes imposed by reason of the transactions contemplated by this Agreement. The Purchaser and the Seller shall each pay one-half of all stamp and recording taxes, fees and expenses, settlement fees, escrow fees and other miscellaneous closing fees or costs associated with the transactions contemplated by this Agreement.

  10.6 SPECIAL LEASING ARRANGEMENTS.

  (a) Corpus Christi Facility. At the Closing, the Seller and the Purchaser shall enter into a real estate lease for the Corpus Christi, Texas facility, substantially in the form of Exhibit B-1 attached hereto.

  (b) Baton Rouge Facility. At the Closing, the Seller and the Purchaser shall enter into a real estate lease for the Baton Rouge, Louisiana facility, substantially in the form of Exhibit B-2 attached hereto. The lease described in this clause (b) and the lease described in clause (a) above are referred to herein as the "Owned Real Property Leases."

  (c) Conrad Sauer, Houston Facility. At the Closing, the Purchaser shall enter into and the Seller shall cause Conrad Sauer, Ltd. to enter into a real estate lease for the facility located at 1041 Conrad Sauer, Houston, Texas, substantially in the form of Exhibit B-3 attached hereto.

  10.7 EMPLOYMENT AND CONSULTING AGREEMENTS.

  (a) Employment of Jim O'Neil. At the Closing, the Purchaser and Jim O'Neil shall enter into an employment agreement substantially in the form of Exhibit C-1 attached hereto.

  (b) Employment of Sammy Sorsby. At the Closing, the Purchaser and Sammy Sorsby shall enter into an employment agreement substantially in the form of Exhibit C-2 attached hereto.

  (c) Employment of J. D. Cox. At the Closing, the Purchaser and J. D. Cox shall enter into an employment agreement substantially in the form of Exhibit C-3 attached hereto.

  (d) Consulting Arrangement with Joseph B. Swinbank. At the Closing, the Purchaser and Joseph B. Swinbank shall enter into a consulting agreement substantially in the form of Exhibit D attached hereto.

  10.8 PREPAYMENT OF CERTAIN INDEBTEDNESS. At the Closing, the Seller will prepay all third party Indebtedness and all other liabilities or obligations of the Sprintank Division which are secured by any of the Sprintank Acquired Assets, other than any liability or obligation which is a Sprintank Assumed Liability (whether or not secured by any of the Sprintank Acquired Assets), and shall secure complete releases of any Liens any third parties may have in any of the Sprintank Acquired Assets.

  10.9 NONCOMPETITION AND NONSOLICITATION.

  (a) Noncompetition. Each of the Seller and the Stockholders acknowledges that in the course of his or its affiliation with the Sprintank Business he or it has become familiar with trade secrets of the Sprintank Business and with other Confidential Information. Therefore, each of the Seller and the Stockholders agrees that for the period commencing on the Closing Date and ending on the fifth anniversary of the Closing Date (the "Noncompetition Period"), the Seller shall not directly or indirectly own, manage, control, participate in, consult with, render services for, or in any manner engage in any business competing with the businesses of the Purchaser or its Affiliates which are substantially the same as the Sprintank Business as it is conducted by the Seller immediately prior to the Closing Date within Texas, Louisiana, Mississippi and Alabama, which are the states in which the Seller currently engages in such business. Each of the Seller and the Stockholders agrees that the provisions of this
Section 10.9(a) are reasonable with respect to their duration, geographical area and scope.

  (b) Nonsolicitation. During the Noncompetition Period, the Seller shall not directly or indirectly through another entity (i) induce or attempt to induce any employee Purchaser or any of its Affiliates to leave the employ of the Purchaser or such Affiliate, or in any way interfere with the relationship between the Purchaser or any such Affiliate and any employee thereof, or (ii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Purchaser or any of its Affiliates to cease doing business with the Purchaser or such Affiliate, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Purchaser or any of its Affiliates; provided that the provisions of this Section 10.9(b) shall in no apply to any action taken by or on behalf of the Purchaser.

  (c) Enforcement. If, at the time of enforcement of Section 10.9, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the Parties agree that the maximum duration, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law. Because the Seller and the Stockholders have had access to Confidential Information, the Parties agree that money damages would be an inadequate remedy for any breach of this Section 10.9. Therefore, in the event of a breach or threatened breach of this Section 10.9, the Purchaser or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions of this Section 10.9.

  (d) Noncompetition Agreements. Each of the Stockholders shall enter into, and shall cause each of the Sprintank Division's senior management members to enter into, a Noncompetition Agreement substantially in the form of Exhibit E attached hereto.

  10.10 FURTHER ASSURANCES. From and after the Closing, the Seller and the Stockholders will execute all documents and take any other action which they are reasonably requested to execute or take to further effectuate the transactions contemplated by the Transaction Documents.

  10.11 ANNOUNCEMENTS. Prior to the Closing, the Purchaser will not make any public announcement of or regarding the transactions contemplated by this Agreement without the prior approval of the Seller as to the timing and content of such announcement (which approval the Seller may not unreasonably withhold or delay). Neither the Seller nor the Stockholders will make any public announcement of or regarding the transactions contemplated by this Agreement without the prior approval of the Purchaser as to the timing and content of such announcement (which approval the Purchaser may not unreasonably withhold or delay).

  10.12 EMPLOYEES.

  (a) The Seller has provided the Purchaser with a true, correct and complete list of all of the Seller's employees employed in the Sprintank Division (the "Division Employees") indicating the rate of pay of each such employee during the twelve months preceding the date hereof and the location of such employee. The Seller shall pay all amounts of wages, bonuses and other remuneration (including, without limitation, discretionary benefits and bonuses) payable to such employees with respect to the period ending on the day prior to the Closing Date, together with any worker's compensation claims or amounts payable on an ongoing basis to such employees in connection with events occurring prior to the Closing Date.

  (b) The Purchaser will offer employment to all Division Employees employed as of the Closing Date (the Division Employees who accept the Purchaser's employment offer and become actively employed by the Purchaser are referred to herein as the "Continuing Employees") on terms and conditions which are in the aggregate substantially equivalent to those applicable to such Division Employee's employment with the Seller as of the Closing Date. Nothing in this
Section 10.12 shall obligate the Purchaser to continue to employ any Continuing Employee for any period of time.

  (c) The Seller will be responsible for and shall pay (i) to the Division Employees at Closing an amount equal to all vacation pay, sick leave pay and floating holiday pay earned or accrued by the Division Employees as of the close of business on the Closing Date, including any related payroll burden (FICA and other employment taxes) with respect thereto, whether or not such pay is vested or has been accrued on the books of the Seller at such close of business, based upon the remuneration of such Division Employees, normally used in computing such vacation pay, sick leave pay and floating holiday pay and (ii) to the appropriate Division Employees, all severance payments (if any) due to Division Employees as a result of the termination of their employment with the Seller.

  (d) The Seller has provided the Purchaser with a true, correct and complete list of all Division Employees indicating the amount of each such Division Employee's severance payments (if any) and earned or accrued vacation pay, sick leave pay and floating holiday pay.

  10.13 EMPLOYEE BENEFIT PLANS. The Seller shall be responsible for and shall pay, all obligations to employees as they come due under any and all employee welfare benefit plans, employee pension benefit plans or any fringe benefit arrangements at any time maintained by the Seller; provided, however, that it is understood and agreed that the Seller intends and has the full right and option to terminate any such employee welfare benefit plans on or after the Closing (at its sole cost and expense) to the extent that they can be terminated lawfully in accordance with the express requirements of ERISA and the terms of any such plan. The Seller agrees to continue to cover (or cause to continue to be covered) the Continuing Employees (and their eligible dependents) under the Employee Welfare Plans continuously after the Closing Date up to and including July 31, 1997 (the "Transition Period") as if such Continuing Employees had continued to be actively employed by the Seller throughout the Transition Period. The Purchaser shall reimburse the Seller for the insurance premium with respect to each Continuing Employee for such continued coverage under such Employee Welfare Plans, provided the Seller delivers a written invoice to the Purchaser accurately setting forth the amount of insurance premium due from the Purchaser with respect to the Continuing Employees promptly after the end of the Transition Period. The Seller agrees to make available for the Purchaser's inspection such data as the Purchaser may reasonably request concerning the computation of any insurance premium with respect to the Continuing Employees. The Purchaser shall indemnify and hold harmless the Seller for any Losses (other than Losses resulting from a breach by the Seller of the provisions of this Agreement) suffered by the Seller as a result of the Seller's continued coverage of the Continuing Employees under the Employee Welfare Plans during the Transition Period pursuant to this Section 10.13.

  10.14 PAYMENT OF ACCOUNT PAYABLE AND ACCRUED EXPENSES. The Seller shall pay all accounts payable and accrued expenses relating to the Sprintank Business in the Seller's ordinary course of business; provided that all such amounts (other than in the case of a bona fide dispute between the Seller and an account creditor with respect to a particular invoice) shall in any event be paid by the Seller prior to date which is 30 days after the Closing Date. With respect to any such bona fide dispute, the Seller (a) will use its best efforts to amicably resolve such dispute as expeditiously as possible, and (b) immediately pay the amount determined to be due upon resolution of such dispute.

                                  ARTICLE 11

                               OTHER AGREEMENTS

  11.1 TERMINATION.  This Agreement may be terminated:

  (a) at any time prior to the Closing by mutual agreement of the Purchaser and the Seller,

  (b) by the Purchaser, at any time when any Party other than the Purchaser is in breach of any of its material obligations pursuant to this Agreement or if any representation or warranty of any Party other than the Purchaser is false or misleading in any material respect (provided that such condition is not the result of any breach of any covenant, representation or warranty of the Purchaser set forth in any Transaction Document),

  (c) by the Seller, at any time when the Purchaser is in breach of any of its material obligations pursuant to this Agreement or if any representation or warranty of the Purchaser is false or misleading in any material respect (provided that such condition is not the result of any breach of any covenant, representation or warranty of a Party other than the Purchaser set forth in any Transaction Document), or

  (d) by the Purchaser or the Seller, at any time after the date hereof, if the Closing has not then occurred; provided, however, that neither the Purchaser nor the Seller shall be entitled to terminate this Agreement pursuant to this
Section 11.1(d) if such Party's willful or knowing breach of this Agreement has prevented the consummation of the transactions contemplated hereby at or prior to such time.

Any termination of this Agreement pursuant to any of clauses 11.1(b) through (d) will be effected by written notice from the Seller to the Purchaser (if the Seller is the terminating Party) or from the Purchaser to the Seller (if the Purchaser is the terminating Party). Any termination of this Agreement pursuant to clauses 11.1(b) or (c) will not terminate the liability of any Party for any breach or default of any representation, warranty, covenant or other agreement set forth in any Transaction Document which exists at the time of such termination.

  11.2 REMEDIES. No failure to exercise, and no delay in exercising, any right, remedy, power or privilege under this Agreement by any Party will operate as a waiver of such right, remedy, power or privilege, nor will any single or partial exercise of any right, remedy, power or privilege under this Agreement preclude any other or further exercise of such right, remedy, power or privilege or the exercise of any other right, remedy, power or privilege provided herein. The rights, remedies, powers and privileges provided pursuant to this Agreement are exclusive and exhaustive of any other rights, remedies, powers and privileges which may be provided by law.

  11.3 CONSENT TO AMENDMENTS. No waiver, amendment, modification or supplement of this Agreement will be binding upon any Party unless such waiver, amendment, modification or supplement is set forth in writing and is executed by such Party. No other course of dealing between or among any of the Parties or any delay in exercising any rights pursuant to this Agreement will operate as a waiver of any rights of any Party.

  11.4 SUCCESSORS AND ASSIGNS. Except as otherwise expressly provided in this Agreement, all covenants and agreements set forth in this Agreement by or on behalf of the Parties will bind and inure to the benefit of the respective successors and assigns of the Parties, whether so expressed or not, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by the Seller without the Purchaser's prior written consent. The Purchaser may (at any time prior to the Closing) at its sole discretion, in whole or in part assign its rights and delegate its obligations pursuant to this Agreement, including the right to purchase the Sprintank Acquired Assets and the obligation to assume the Sprintank Assumed Liabilities to one or more of its Affiliates, and the Purchaser may, at its sole discretion, direct the Seller to convey the Sprintank Acquired Assets, in whole or in part, to one or more of the Purchaser's Affiliates. Furthermore, the Purchaser may assign its rights under this

Agreement for collateral security purposes to any lenders providing financing to the Purchaser or any of its Affiliates.

  11.5 GOVERNING LAW. This Agreement will be governed by and construed in accordance with the domestic laws of the State of Texas, without giving effect to any choice of law or conflict provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of Texas to be applied. In furtherance of the foregoing, the internal law of the State of Texas will control the interpretation and construction of this Agreement, even if under such jurisdiction's choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

  11.6 NOTICES. All demands, notices, communications and reports provided for in this Agreement will be in writing and will be either personally delivered, mailed by first class mail (postage prepaid) or sent by reputable overnight courier service (delivery charges prepaid) to any Party at the address specified below, or at such address, to the attention of such other Person, and with such other copy, as the recipient party has specified by prior written notice to the sending Party pursuant to the provisions of this Section 11.6.

                    If to the Seller or the Stockholders:

                    Sprint Industrial Services, Inc.
                    1041 Conrad Sauer
                    Houston, Texas  77043
                    Attn: Joseph B. Swinbank

                    with a copy, which will
                    not constitute notice to
                    the Seller or the Stockholders, to:

                    Broocks Baker & Lange
                    808 Travis Street, Suite 1700
                    Houston, Texas  77002
                    Attn: B. John Lange, III

                    If to the Purchaser:

                    NES Acquisition Corp.
                    1800 Sherman, Suite 100
                    Evanston, Illinois  60201
                    Attn: Kevin P. Rodgers

                    with a copy, which will
                    not constitute notice to
                    the Purchaser, to:

                    Kirkland & Ellis
                    200 East Randolph Drive
                    Chicago, Illinois  60601
                    Attn: Sanford E. Perl

Any such demand, notice, communication or report will be deemed to have been given pursuant to this Agreement when delivered personally, on the third business day after deposit in the U.S. mail or on the business day after deposit with a reputable overnight courier service, as the case may be.

  11.7 SEVERABILITY OF PROVISIONS. If any covenant, agreement, provision or term of this Agreement is held to be invalid for any reason whatsoever, then such covenant, agreement, provision or term will be deemed severable from the remaining covenants, agreements, provisions and terms of this Agreement and will in no way affect the validity or enforceability of any other provision of this Agreement.

  11.8 SCHEDULES AND EXHIBITS. The Schedules and Exhibits constitute a part of this Agreement and are incorporated into this Agreement for all purposes.

  11.9 COUNTERPARTS. The Parties may execute this Agreement in two or more counterparts (no one of which need contain the signatures of all Parties), each of which will be an original and all of which together will constitute one and the same instrument.

  11.10 NO THIRD-PARTY BENEFICIARIES. Except as otherwise expressly provided in this Agreement, no Person which is not a Party will have any right or obligation pursuant to this Agreement.

  11.11 HEADINGS. The headings used in this Agreement are for the purpose of reference only and will not affect the meaning or interpretation of any provision of this Agreement.

  11.12 MERGER AND INTEGRATION. Except as otherwise provided in this Agreement, this Agreement sets forth the entire understanding of the Parties relating to the subject matter hereof, and all prior understandings, whether written or oral are superseded by this Agreement.

  11.13 ALLOCATION OF PURCHASE PRICE. The allocation of the Sprintank Purchase Price among the various Sprintank Acquired Assets shall be made in accordance with Section 1060 of the Code and applicable Treasury Regulations thereunder. The fair market value of the Sprintank Acquired Assets shall be determined jointly by the Purchaser and the Seller reasonably and in good faith, and such determination shall be used by the parties in allocating the Sprintank Purchase Price and in preparing (a) Form 8594, Asset Acquisition Statement, for each of the Purchaser and the Seller, and (b) all Tax returns. Each of the Purchaser and the Seller shall file Form 8594, prepared in accordance with this Section 11.13, with its federal income Tax return for its Tax period including the Closing Date.

  11.14 BULK SALES LAW. The Seller will bear any loss, liability, obligation or cost suffered by the Seller or the Purchaser as a result of the Seller's noncompliance with any provision of any bulk sales law which may be applicable to the transfer of the Sprintank Acquired Assets pursuant to this Agreement.

  IN WITNESS WHEREOF, the Parties have executed this Asset Purchase Agreement as of the date first written above.

                                               PURCHASER:

                                               NES ACQUISITION CORP.

                                               By: /s/ Kevin Rodgers
                                                  ------------------------------
                                               Its:    CEO


                                               SELLER:

                                               SPRINT INDUSTRIAL SERVICES, INC.

                                               By: /s/ J. W. O'Neil
                                                  ------------------------------
                                               Its:    President


                                               STOCKHOLDERS:

                                               /s/ Joseph B. Swinbank
                                               ---------------------------------
                                               JOSEPH B. SWINBANK

                                               /s/ Donald L. Poarch
                                               ---------------------------------
                                               DONALD L. POARCH